EXHIBIT 10.1

RECEIVABLES PURCHASE AGREEMENT

Dated as of April 24, 2003

among

SPX RECEIVABLES, LLC

as Seller,

SPX CORPORATION

as Collection Agent,

ATLANTIC ASSET SECURITIZATION CORP.,

as Issuer,

and

CREDIT LYONNAIS, NEW YORK BRANCH

as a Bank and as Agent

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[CL-SPX Receivables Agreement]

Table of Contents

(continued)

		Page
SECTION 6.11.	Construction of the Agreement.	28
SECTION 6.12.	Survival of Termination.	28
SECTION 6.13.	Severability.	28
SECTION 6.14.	Excess Funds.	28
SECTION 6.15.	No Recourse.	29
SECTION 6.16.	United States Federal Income Tax Treatment.	29

EXHIBITS

EXHIBIT I	—	DEFINITIONS
EXHIBIT II	—	CONDITIONS OF PURCHASES
EXHIBIT III	—	REPRESENTATIONS AND WARRANTIES
EXHIBIT IV	—	COVENANTS
EXHIBIT V	—	EVENTS OF TERMINATION

ANNEXES

ANNEX A	—	FORM OF PURCHASE REQUEST
ANNEX B	—	CONCENTRATION PERCENTAGE
ANNEX C	—	CREDIT AND COLLECTION POLICY
ANNEX D	—	FORM OF INVOICES
ANNEX E	—	FORM OF LOCK-BOX AGREEMENT
ANNEX F	—	MONTHLY REPORT
ANNEX G	—	LOCK-BOX ACCOUNTS
ANNEX H	—	FISCAL MONTH CALENDAR
ANNEX I		SCHEDULE OF CLOSING DOCUMENTS

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EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

Dated as of April 24, 2003

SPX RECEIVABLES, LLC, a Delaware limited liability company (the “Seller”), SPX CORPORATION, a Delaware corporation (the “Collection Agent,” and “SPX”), ATLANTIC ASSET SECURITIZATION CORP., a Delaware corporation (the “Issuer”) and CREDIT LYONNAIS NEW YORK BRANCH (“Credit Lyonnais”), a branch of a French banking corporation, individually and as administrative agent (the “Agent”) for the Investors and the Banks (as defined herein), agree as follows:

PRELIMINARY STATEMENTS

Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. References in the Exhibits to “the Agreement” refer to this Agreement, as amended, modified or supplemented from time to time.

The Seller has acquired, and may continue to acquire, Receivables from SPX (which either originated the Receivables or acquired the Receivables pursuant to the Purchase and Contribution Agreement (as defined herein)), either by purchase or by contribution to the capital of the Seller, as determined from time to time by the Seller and SPX. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as “Receivable Interests”) in the Receivables. The Issuer may, in its sole discretion, purchase such Receivable Interests, and the Banks shall (if the Issuer does not) purchase such Receivable Interests, in each case on the terms set forth herein. Accordingly, the parties agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 1.01. Purchase Facility.

(a) On the terms and conditions hereinafter set forth, the Issuer may, in its sole discretion, and the Banks shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests from the Seller from time to time during the period from the date hereof to the Facility Termination Date, in the case of the Issuer, and to the Commitment Termination Date, in the case of the Banks. Under no circumstances shall the Issuer make any such purchase, or the Banks be obligated to make any such purchase, if after giving effect to such purchase the aggregate outstanding Capital of Receivable Interests would exceed the Purchase Limit.

(b) The Seller may, upon at least five Business Days’ notice to the Agent, terminate this purchase facility in whole or, from time to time, reduce in part the unused portion of the Purchase Limit; provided that each partial reduction shall be in the amount of at least $1,000,000 or an integral multiple thereof.

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(c) Subject to the conditions described in Section 2(b) of Exhibit II to this Agreement, Collections attributable to Receivable Interests shall be automatically reinvested pursuant to Section 1.04(b)(ii) in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of the applicable Receivable Interest percentages.

(d) The Seller may request an extension of the Commitment Termination Date to a date occurring up to 364 days after the then Commitment Termination Date, in writing not more than 90 nor less than 45 days prior to the then Commitment Termination Date. If one or more Banks having Bank Commitments equal to 100% of the Purchase Limit shall in their sole discretion consent to such extension not less than 30 days prior to the then Commitment Termination Date, then the date set forth in clause (d) of the first sentence of the definition of Commitment Termination Date shall be extended to the requested date (occurring up to 364 days after the then Commitment Termination Date). If one or more Banks having Bank Commitments less than 100% of the Purchase Limit desire to consent to the extension (the “Consenting Banks”), but the other Banks decline to consent to the extension (the “Non-Consenting Banks”), then the extension shall be granted, and, at the option of the Agent of the Consenting Banks, either (x) the Purchase Limit shall be reduced by the Bank Commitment of the Non-Consenting Banks, as of the date that would have been the Commitment Termination Date but for the extension, or (b) the Agent of the Consenting Banks shall find a replacement for the Non-Consenting Banks, which replacement shall be an Eligible Assignee. Any failure of any Bank to respond to the Seller’s request for an extension shall be deemed a denial of such request by such Bank.

SECTION 1.02. Making Purchases.

(a) Each incremental purchase of a Receivable Interest (including any purchase made upon the expiration of a Fixed Period) shall be made on at least three Business Days’ notice from the Seller to the Agent. Each such Purchase Request shall be in the form of Annex A and shall specify (i) the amount requested to be paid to the Seller (such amount, which shall not be less than $1,000,000, being referred to herein as the initial “Capital” of each Receivable Interest then being purchased), (ii) the date of such purchase (which shall be a Business Day) and (iii) the desired duration of the initial Fixed Period for each such Receivable Interest. The Agent shall promptly thereafter notify the Seller whether the Issuer has determined to make a purchase and, if so, whether all of the terms specified by the Seller are acceptable to the Issuer. If the Issuer has determined not to make a proposed purchase, the Agent shall promptly send notice of the proposed purchase to all of the Banks concurrently specifying the date of such purchase, each Bank’s Percentage multiplied by the aggregate amount of Capital of the Receivable Interests being purchased, the Assignee Rate for the Fixed Period for such Receivable Interest, and the duration of the Fixed Period for such Receivable Interest (which shall be one day if the Seller has not selected another period).

(b) On the date of each such purchase of a Receivable Interest, the Issuer or the Banks, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Exhibit II hereto, make available to the Seller in same day funds, to the account designated by

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the Seller to the Agent in writing, an amount equal to the initial Capital of such Receivable Interest.

(c) Effective on the date of each purchase pursuant to this Section 1.02 and each reinvestment pursuant to Section 1.04, the Seller hereby sells and assigns to the Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interests then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect to, and other proceeds of, such Pool Receivable and Related Security.

(d) Notwithstanding the foregoing, a Bank shall not be obligated to make purchases under this Section at any time in an amount which would exceed such Bank’s Bank Commitment less an amount equal to such Bank’s Percentage of the outstanding and unpaid Capital of the Issuer. Each Bank’s obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, and if any Bank shall fail to make funds available, each remaining Bank shall (subject to the limitation in the preceding sentence) make available its pro rata portion of the funds required for such purchase.

SECTION 1.03. Receivable Interest Computation.

Each Receivable Interest shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day other than a Liquidation Day with respect to such Receivable Interest. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date for such Receivable Interest, shall thereafter remain constant. Such Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full and the Collection Agent shall have received the accrued Collection Agent Fee thereon.

SECTION 1.04. Settlement Procedures.

(a) Collection of the Pool Receivables shall be administered by a Collection Agent, in accordance with the terms of Article IV of this Agreement. The Seller shall provide to the Collection Agent (if other than the Seller) on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day and current computations of each Receivable Interest.

(b) The Collection Agent shall, on each day on which Collections of Pool Receivables are received by it with respect to any Receivable Interest:

(i) set aside on its books and hold in trust (and, at the request of the Agent on or after the occurrence of an Incipient Event of Termination segregate) for the Investors or the Banks that hold such Receivable Interest, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield and

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Collection Agent Fee accrued through such day for such Receivable Interest and not previously set aside;

(ii) if such day is not a Liquidation Day, reinvest with the Seller, on behalf of the Investors or the Banks that hold such Receivable Interest, the remainder of such percentage of Collections represented by such Receivable Interest, to the extent representing a return of Capital, by recomputation of such Receivable Interest pursuant to Section 1.03;

(iii) if such day is a Liquidation Day, set aside on its books and hold in trust (and, at the request of the Agent on or after the occurrence of an Incipient Event of Termination, segregate into a separate account into which no other funds are deposited) for the Investors or the Banks that hold such Receivable Interest the entire remainder of such percentage of Collections; provided that if amounts are set aside and held in trust on any Liquidation Day and thereafter during such Settlement Period, the conditions set forth in paragraph 2 of Exhibit II are satisfied or are waived by the Agent, such previously set aside amounts shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding clause (ii) on the day of such subsequent satisfaction or waiver of conditions; and

(iv) during such times as amounts are required to be reinvested in accordance with the foregoing clause (ii) or the proviso to clause (iii), release to the Seller for its own account any Collections in excess of such amounts and the amounts that are required to be set aside pursuant to clause (i) above.

(c) The Collection Agent shall deposit into the Agent’s Account, on the last day of each Settlement Period for a Receivable Interest, Collections held for the Investors or the Banks that relate to such Receivable Interest pursuant to Section 1.04(b).

(d) On the last day of each Settlement Period and upon receipt of funds deposited into the Agent’s Account, the Agent shall distribute them as follows:

(i) if such distribution occurs on a day that is not a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest in payment in full of all accrued Yield and second to the Collection Agent in payment in full of all accrued Collection Agent Fees; and

(ii) if such distribution occurs on a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest in payment in full of all accrued Yield, second to such Investors or Banks in reduction to zero of all Capital, third to such Investors or Banks or the Agent in payment of any other amounts payable by the Seller hereunder, and fourth to the Collection Agent in payment in full of all accrued and unpaid Collection Agent Fees.

After the Capital and Yield and Collection Agent Fees with respect to a Receivable Interest, and any other amounts payable by the Seller to the Investors, the Banks or

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the Agent hereunder, have been paid in full, all additional Collections with respect to such Receivable Interest shall be paid to the Seller for its own account.

(e) For the purposes of this Section 1.04:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any Dilution (except for any such reduction or adjustment resulting from or relating to the bankruptcy or other financial inability to pay of the Obligor of such Receivable), the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment, which reduction or adjustment shall be required to be paid pursuant to Section 1.04(g) below and (except on any Liquidation Day) shall be reflected on the next succeeding Monthly Report;

(ii) if on any day any of the representations or warranties in paragraph (h) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full, which deemed receipt shall be required to be paid pursuant to Section 1.04(g) below and (except on any Liquidation Day) shall be reflected on the next succeeding Monthly Report;

(iii) if and to the extent the Agent, the Investors or the Banks shall be required for any reason to pay over to an Obligor (or to any trustee, receiver, custodian or similar official in any proceeding of the type contemplated by paragraph (h) of Exhibit V) any amount received by it hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent, the Investors or the Banks, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) Except as provided in Section 1.04(e) (i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

(g) Except for any Liquidation Day, the Seller shall deliver to the Collection Agent no later than the date the relevant Monthly Report is required to be delivered to the Agent an amount equal to all Collections deemed received by the Seller pursuant to Section 1.04(e)(i) or (ii) above and the Collection Agent shall hold or distribute such Collections in accordance with Section 1.04(b). In the case of any Liquidation Day, the Seller shall forthwith deliver to the Collection Agent the amounts specified in the preceding sentence. If Collections are then being paid to the Agent, or Lock-Box Accounts directly or indirectly owned or controlled by the Agent, the Collection Agent shall forthwith cause such deemed Collections to be paid to the Agent or such Lock-Box Accounts. So long as the Seller shall hold any Collections or deemed Collections

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required to be paid to the Collection Agent or the Agent, it shall set aside on its books and hold such Collections in trust and shall clearly mark its records to reflect such trust.

SECTION 1.05. Fees.

(a) The Collection Agent shall be entitled to receive a fee (the “Collection Agent Fee”) of 1% per annum on the average daily balance of the Receivables Pool payable on the last day of each Settlement Period for such Receivable Interest. Upon three Business Days’ notice to the Agent, the Collection Agent (if not the Originator, the Seller or its designee or an Affiliate of the Seller) may elect to be paid, as such fee, a different percentage per annum on the average daily balance of the Receivables Pool, but in no event in excess of 110% of the reasonable costs and expenses of the Collection Agent in administering and collecting the Receivables in such Receivables Pool. The Collection Agent Fee shall be payable by the Seller only from Collections pursuant to, and subject to the priority of payment set forth in, Section 1.04.

(b) The Seller agrees to pay to the Agent certain fees in the amounts and on the dates set forth in the Fee Agreement.

SECTION 1.06. Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Seller or the Collection Agent hereunder to or for the account of the Agent, the Issuer or any other Investor or the Banks shall be paid or deposited no later than 11:00 a.m. (New York City time) on the day when due in same day funds to the Agent’s Account.

(b) The Seller shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller (whether as Collection Agent or otherwise) when due hereunder, at an interest rate per annum equal to 2% per annum above the Alternate Base Rate, payable on demand.

(c) All computations of interest under clause (b) above and all computations of Yield, fees, and other amounts hereunder shall be made on the basis of a year of 360 days (365 days if computed with reference to the Alternate Base Rate) for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 1.07. Dividing or Combining Receivable Interests.

The Agent, on notice to or upon request of the Seller on or prior to the last day of any Fixed Period, may either (i) divide any Receivable Interest into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests originating on such last day or having Fixed Periods ending on such last day into a single Receivable Interest having Capital equal to the aggregate of the Capital of such Receivable Interests.

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SECTION 1.08. Increased Costs and Requirements of Law.

(a) If Credit Lyonnais, the Agent, any Investor, any Bank, any entity which enters into a commitment to purchase Receivable Interests or interests therein or any entity which provides liquidity or credit enhancement (each an “Affected Person”) determines in its reasonable discretion that compliance with any law or regulation or any guideline or request, or any change in such law, regulation, guideline or request, or any change in the interpretation, administration or application thereof, from any central bank, any governmental authority or any accounting board or authority (whether or not having the force of law), which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic (whether or not having the force of law).

(i) affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or to lend against or otherwise to maintain the investment in the Issuer, Pool Receivables or interests therein, hereunder or under any commitments to an Investor related to this Agreement or to the funding thereof or any related liquidity facility or credit enhancement facility (or any participation therein) and other commitments of the same type or

(ii) increases the cost to an Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, Receivable Interests in respect of which the Yield is computed by reference to the Eurodollar Rate (Reserve Adjusted), then, upon demand by such Affected Person (with a copy to the Agent) delivered no later than 270 days after such circumstances first arise, the Seller shall pay to the Agent within 30 days of the delivery of such demand, for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital or increased costs to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person setting forth, in reasonable detail, the basis for and the calculation thereof shall be conclusive and binding for all purposes, absent manifest error.

(b) In the event that any change in any requirement of law or in the interpretation by any governmental authority or application to an Affected Person of a requirement of law or change thereto by the relevant governmental authority after the date hereof or compliance by an Affected Person with any request or directive (whether or not having the force of law) from any central bank or other governmental authority after the date of this Agreement does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person which are not otherwise included in the determination of the Alternate Base Rate or Eurodollar Rate (Reserve Adjusted) hereunder

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and the result of any of the foregoing is to increase the cost to such Affected Person of owning the Receivable Interests or to reduce any amount receivable hereunder or under the Fee Agreement then, upon demand by the Agent delivered no later than 270 days after such circumstances first arise, the Seller shall pay to the Agent within 30 days of the delivery of such demand, any additional amounts (without duplication of amounts referred to in Section 1.08(a) necessary to compensate such Affected Person for such additional cost or reduced amount receivable. A certificate as to such additional cost or reduced amount receivable submitted to the Seller by the Agent setting forth, in reasonable detail, the basis for and the calculation thereof shall be conclusive and binding for all purposes, absent manifest error.

(c) For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board or any other change in national or international generally accepted principles of accounting (whether foreign or domestic) that would require the consolidation of some or all of the assets and liabilities of any Investor, including the assets and liabilities which are the subject of this Agreement and/or other Transaction Documents, with those of any Affected Person (other than such Investor), shall constitute a change in the interpretation, administration or application of a law, regulation, guideline or request subject to Section 1.08(a) and (b).

(d) Upon the election by any Affected Person to request reimbursement from the Seller for increased costs under Section 1.08(a), (b), (c) or for Taxes or Other Taxes under Section 1.10 hereof, the Seller may, upon prior notice to the Agent and such Affected Person, seek a replacement Bank to whom such additional costs, Taxes or Other Taxes shall not apply and which shall be satisfactory to the Agent (a “Replacement Bank”); provided, however, that the Seller may not seek a replacement for a Bank which is also the Agent unless the Issuer is also terminated as a party to this Agreement and all its respective Receivable Interests are repaid in full. Each Affected Person agrees that, should it be identified for replacement pursuant to this Section 1.08(d), upon payment in full of all amounts due and owing to such Affected Person hereunder and under the other Transaction Documents, it will promptly execute and deliver all documents and instruments reasonably required by the Seller to assign such Affected Person’s portion of the Capital to the applicable Replacement Bank. Any such replacement shall not relieve the Seller of its obligation to reimburse the Affected Person for any such increased costs, Taxes or Other Taxes incurred through the date of such replacement.

SECTION 1.09. Security Interest.

As collateral security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller (whether as Seller or otherwise) to be performed under this Agreement or any Transaction Document delivered to the Agent in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the Seller hereunder or thereunder, whether for indemnification payments, fees, expenses or otherwise, the Seller hereby assigns to the Agent for its benefit and the ratable benefit of the Investors and the Banks, and hereby grants to the Agent for its benefit and the ratable benefit of the Investors and the Banks, a security interest in, all of the Seller’s right, title and interest in, to and under (but none of the Seller’s obligations under) all of the following, whether now or hereafter existing or arising:

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(a) the Purchase and Contribution Agreement, including, without limitation, (i) all rights of the Seller to receive monies due or to become due under or pursuant to the Purchase and Contribution Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Purchase and Contribution Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity or warranty with respect to the Purchase and Contribution Agreement, (iv) all claims of the Seller for damages arising out of or for breach of or default under the Purchase and Contribution Agreement, and (v) all rights of the Seller to compel performance and otherwise exercise all remedies thereunder,

(b) all Receivables, the Related Security with respect thereto and the Collections and all other assets of the Seller, including, without limitation, all accounts, chattel paper, instruments and general intangibles owned by the Seller and not otherwise purchased or scheduled to be purchased under this Agreement,

(c) the Lock-Box Accounts and all amounts on deposit therein and all certificates and instruments, if any, from time to time evidencing any of the foregoing and

(d) to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

SECTION 1.10. Taxes.

(a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Collection Agent or the Seller shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (x) net income taxes, franchise taxes, branch profits taxes and any other taxes imposed on an Affected Person as a result of a present or former connection between such Affected Person and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein other than a connection arising solely from the transactions contemplated hereby, (y) all taxes that are attributable to such Affected Person’s failure to comply with the requirements of paragraph (d) of this Section 1.10, and (z) all taxes that are imposed, other than as a result of a change in treaty, law or regulation (or the application or interpretation thereof), after the date such Affected Person becomes a party to this Agreement (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Seller or the Collection Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Person, (i) the Seller shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 1.10), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Collection Agent, as the case may be, shall make such deductions and (iii) the Seller or the Collection Agent, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

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(b) In addition, the Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from or under any Transaction Document or from the execution, delivery or registration of this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c) The Seller will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.10) paid by such Affected Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty days from the date the Affected Person makes written demand therefor (and a copy of such demand shall be delivered to the Agent). A certificate as to the amount of such indemnification submitted to the Seller and the Agent by such Affected Person, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d) (1) Each Investor and Bank and any Transferee that is not a “U.S. person” as that term is defined in Section 7701(a)(30) of the United States Internal Revenue Code (a “Non-U.S. Person”) shall deliver to the Seller and the Collection Agent, and if applicable, the assigning Investor or Bank (or, in the case of a Transferee that holds a participation, to the Investor or Bank from which the related participation shall have been transferred) on or before the date on which it becomes a party to this Agreement or becomes a Transferee (or, in the case of a Transferee that holds a participation, on or before the date on which such Transferee receives the related participation) two duly completed and signed copies of either Internal Revenue Service Form W-8BEN (relating to such Non-U.S. Person and entitling it to a complete exemption from withholding of U.S taxes on all amounts to be received by such Non-U.S. Person pursuant to this Agreement and the other Transaction Documents) or Form W-8ECI (relating to all amounts to be received by such Non-U.S. Person pursuant to this Agreement and the other Transaction Documents), or successor and related applicable forms, as the case may be;

provided, however, that in the event that a Non-U.S. Person is not a corporation for U.S. federal income tax purposes, such Non-U.S. Person agrees to take any actions necessary, and to deliver all additional (or alternative) Internal Revenue Service forms necessary to establish such Non-U.S. Person’s entitlement to a complete exemption from withholding of U.S. taxes on all amounts to be received by such Non-U.S. Person pursuant to this Agreement and the other Transaction Documents (including causing its partners, members, beneficiaries or owners, and their beneficial owners, to take any actions and deliver any forms necessary to establish such exemption).

(2) Further, each Non-U.S. Person agrees (i) to deliver to the Seller and the Collection Agent, and if applicable, the assigning Investor or Bank (or, in the case of a Transferee that holds a participation, to the Investor or Bank from which the related participation shall have been transferred) two further duly completed and signed copies of such Form W-8BEN or W-8ECI or such other Internal Revenue Service forms required to be delivered pursuant to the proviso following clause (1) of this Section 1.10(d), as the case may be, or successor and related applicable forms, on or before the date that any such form expires or

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becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Seller and Collection Agent, and, if applicable, the assigning Investor or Bank (or, in the case of a Transferee that holds a participation, to the Investor or Bank from which the related participation shall have been transferred) in accordance with applicable U.S. laws and regulations and (ii) to notify promptly the Seller and the Collection Agent, and, if applicable, the assigning Investor or Bank (or, in the case of a Transferee that holds a participation, the Investor or Bank from which the related participation shall have been transferred) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it pursuant to subsection 1.10(d)(1) and (d)(2) including reliance on any forms provided to it pursuant to the proviso following clause (1) of subsection 1.10(d).

(3) Each Investor and Bank and any Transferee that is not a Non-U.S. Person shall deliver to the Seller and the Collection Agent and, if applicable, the assigning Investor or Bank (or, in the case of a Transferee that holds a participation, to the Investor or Bank from which the related participation shall have been transferred) two duly completed copies of United States Internal Revenue Service Form W-9 (or applicable successor form) unless it establishes to the satisfaction of the Seller that it is otherwise eligible for an exemption from backup withholding tax or other applicable withholding tax. Each such Investor, Bank or Transferee shall deliver to the Seller and the Collection Agent and, if applicable, the assigning Investor or Bank (or, in the case of a Transferee that holds a participation, to the Investor or Bank from which the related participation shall have been transferred) two further properly completed and duly executed forms and statements (or applicable successor forms) at or before the time any such form or statement becomes obsolete.

(4) The Agent represents, warrants and covenants that it is a “U.S. branch of a foreign bank” as defined in Treasury regulations section 1.1441-1(b)(2)(iv)(A) that is not required to provide a withholding certificate pursuant to Treasury regulations section 1.1441-4(a)(2)(ii) and the Seller and Collection Agent agree that this representation will supercede any requirement for the Agent to provide withholding certificates as provided for in this Section 1.10(d).

(e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Seller or Collection Agent to the relevant governmental authority, the Seller or Collection Agent will deliver to the Issuer or Agent the original or a certified copy of the receipt issued by such governmental authority or other reasonably satisfactory evidence of payment thereof.

SECTION 1.11. Repurchase Option.

So long as no Event of Termination or Incipient Event of Termination would occur or be continuing after giving effect thereto, the Seller shall have the right (the “Call Right”) to repurchase all, but not less than all, of the Receivable Interests held by the Investors and the Banks upon not less than thirty (30) days prior written notice to the Agent, but only after 50% of Capital has been paid pursuant to the Agreement. Such notice shall specify the date that the Seller desires that such repurchase occur (such date, the “Repurchase Date”). On the

[CL-SPX Receivables Agreement]

Repurchase Date, the Seller shall transfer to the Agent’s Account in immediately available funds an amount equal to (i) the Capital of the Receivable Interests held by the Investors and the Banks, (ii) all accrued and unpaid Yield thereon to the Repurchase Date, (iii) all accrued and unpaid Fees owing to the Investors and the Banks, (iv) the Liquidation Fee owing to the Investors and the Banks in respect of such repurchase and (v) all expenses and other amounts payable hereunder to any of the Agent, the Investors and the Banks (including, without limitation, reasonable attorneys’ fees and disbursements). Any repurchase pursuant to this Section 1.11 shall be made without recourse to or warranty by the Agent, the Investors or the Banks (except for a warranty that all Receivable Interests repurchased are transferred free of any lien, security interest or Adverse Claim created solely by the actions of the Agent, the Investors or the Banks). Further, on the Repurchase Date the Bank Commitments for all the Banks shall terminate, each of the Commitment Termination Date and Facility Termination Date shall have occurred, the Termination Date for all Banks and the Investors shall have occurred and no further purchases or reinvestments of Collections shall be made hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF TERMINATION

SECTION 2.01. Representations and Warranties; Covenants.

The Seller hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, set forth in Exhibits III and IV, respectively, hereto.

SECTION 2.02. Events of Termination.

If any of the Events of Termination set forth in Exhibit V hereto shall occur and be continuing, the Agent may, by notice to the Seller, take either or both of the following actions: (x) declare the Facility Termination Date and the Commitment Termination Date to have occurred (in which case the Facility Termination Date and the Commitment Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Collection Agent, designate another Person to succeed SPX as the Collection Agent; provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraphs (g) and (h) of Exhibit V, the Facility Termination Date and the Commitment Termination Date shall occur. Upon any such declaration or designation or upon any such automatic termination, the Investors, the Banks and the Agent shall have (a) the rights of the Seller as “Purchaser” under the Purchase and Contribution Agreement and (b) in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC of the appropriate jurisdiction or jurisdictions and under other applicable law, which rights and remedies shall be cumulative.

[CL-SPX Receivables Agreement]

ARTICLE III

INDEMNIFICATION

SECTION 3.01. Indemnities by the Seller.

Without limiting any other rights that the Agent, the Investors, the Banks or any entity which provides liquidity or credit enhancement or any of their respective Affiliates or agents (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or (c) any taxes (other than Taxes or Other Taxes) incurred by such Indemnified Party, arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following (subject, however, to the exclusions in clauses (a), (b) and (c) of the previous sentence):

(i) the creation of an undivided percentage ownership or security interest in any Receivable which purports to be part of the Net Receivables Pool Balance but which is not at the date of the creation of such interest an Eligible Receivable;

(ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement and the other Transaction Documents which shall have been incorrect in any material respect when made;

(iii) the failure by the Seller or any of the Originators to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in the Agent on behalf of the Investors and the Banks (a) a first priority perfected undivided percentage ownership or security interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof or (b) a first priority perfected security interest as provided in Section 1.09, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction

[CL-SPX Receivables Agreement]

or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or other financial inability of the Obligor to pay) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Collection Agent);

(vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof (including any failure to comply with the covenants contained in Exhibit IV) or of the Purchase and Contribution Agreement;

(viii) any products liability or other claim (including any claim for unpaid sales, excise or other taxes) arising out of or in connection with goods or services which are the subject of any Contract;

(ix) the commingling by the Seller or any of its Affiliates of Collections of Pool Receivables at any time with other funds or the failure of Collections to be deposited into Lock-Box Accounts;

(x) any investigation, litigation or proceeding related to this Agreement or the ownership of Receivable Interests or in respect of any Receivable or Related Security;

(xi) any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Collection Agent hereunder; or

(xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable.

It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of or other recourse for the collectibility or payment of the Receivables and (ii) that nothing in this Section 4.01 shall require the Seller to indemnify any Person for Receivables that are not collected, not paid or uncollectible solely on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor.

[CL-SPX Receivables Agreement]

ARTICLE IV

ADMINISTRATION AND COLLECTION OF POOL RECEIVABLES

SECTION 4.01. Designation of Collection Agent.

The servicing, administration and collection of the Pool Receivables shall be conducted by the Collection Agent so designated hereunder from time to time. Until the Agent gives notice to the Seller of the designation of a new Collection Agent (which may only be given after the occurrence of an Incipient Event of Termination or an Event of Termination), SPX is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. After the occurrence of an Incipient Event of Termination or an Event of Termination, the Agent at any time may designate as Collection Agent any Person (including itself) to succeed SPX or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may, with the prior consent of the Agent, subcontract with any other Person for the servicing, administration or collection of the Pool Receivables (which consent is hereby granted in the case of any Person that is an Affiliate of the Seller). Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof.

SECTION 4.02. Duties of Collection Agent.

(a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller and the Agent hereby appoint the Collection Agent, from time to time designated pursuant to Section 4.01, as agent for themselves and for the Investors and the Banks to enforce their respective rights and interests in the Pool Receivables and the Related Security. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller, the Investors and the Banks.

(b) The Collection Agent shall administer the Collections in accordance with the procedures described in Section 1.04 and shall perform all other obligations of the “Collection Agent” set forth in this Agreement.

(c) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, SPX, while it is the Collection Agent, may, to the extent consistent with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance or otherwise modify the payment terms of any Receivable to the extent not materiality adverse to the collectibility of such Receivable.

(d) The Collection Agent shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables.

[CL-SPX Receivables Agreement]

(e) As soon as practicable following receipt of amounts not constituting Pool Receivables the Collection Agent or the Seller, as applicable, shall turn over such amounts to the rightful owner, if such rightful owner can be determined.

(f) The Collection Agent shall, from time to time at the request of the Agent, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for the Investors and the Banks pursuant to Section 1.04.

(g) On or before the fifteenth (15th) Business Day of each Fiscal Month, the Collection Agent shall prepare and forward to the Agent a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month.

SECTION 4.03. Certain Rights of the Agent.

(a) The Agent is authorized at any time after the occurrence and during the continuation of an Event of Termination or Incipient Event of Termination to deliver to the Lock-Box Banks the Notice of Effectiveness provided for in the Lock Box Agreements. The Seller hereby transfers to the Agent, effective when the Agent delivers such Notice of Effectiveness, the exclusive ownership and control of the Lock-Box Accounts to which the Obligors of Pool Receivables shall make payments. The Seller shall take any actions reasonably requested by the Agent to effect such transfer. After the occurrence of an Event of Termination, all amounts in the Lock-Box Accounts which represent Collections of Receivables may, in accordance with this Agreement, be deposited into the Agent’s Account.

(b) At any time following and during the continuation of an Event of Termination or Incipient Event of Termination:

(i) The Agent may direct the Obligors of Pool Receivables that all payments thereunder be made directly to the Agent or its designee.

(ii) At the Seller’s expense the Agent may, and at the request of the Agent the Seller shall, notify each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to the Agent or its designee.

(iii) At the Agent’s request and at the Seller’s expense, the Seller and the Collection Agent shall (x) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, (y) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and, (z) promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

[CL-SPX Receivables Agreement]

SECTION 4.04. Rights and Remedies.

(a) If the Collection Agent fails to perform any of its obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent’s reasonable costs and expenses incurred in connection therewith shall be payable by the Seller (if the Collection Agent that fails to so perform is SPX or its designee). Notwithstanding the foregoing, the Agent agrees to undertake the actions set forth in Section 4.03 only after the occurrence and during the continuation of an Event of Termination or Incipient Event of Termination.

(b) The Originators shall perform their respective obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Agent on behalf of the Investors and the Banks of their rights under this Agreement shall not release the Collection Agent, the Originators or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. Neither the Agent, the Investors nor the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller or the Originators thereunder.

(c) In the event of any conflict between the provisions of this Article and Article VI of the Purchase and Contribution Agreement, the provisions of this Agreement shall control.

SECTION 4.05. Further Actions Evidencing Purchases.

(a) Each of the Seller and the Originators agree from time to time, at its own expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased hereunder, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, the Seller or the Originators will, upon the request of the Agent

(i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests;

(ii) following the occurrence of an Incipient Event of Termination or an Event of Termination, deliver to the Agent and its assignee copies of all Contracts relating to the Receivables and all records relating to such Contracts and the Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Agent’s or its assignee’s computer equipment); and

(iii) after an Incipient Event of Termination or an Event of Termination, mark conspicuously each invoice evidencing each Pool Receivable with a

[CL-SPX Receivables Agreement]

legend, acceptable to the Agent, evidencing that Receivable Interests therein have been sold.

(b) The Seller and the Originators authorize the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables, the Related Security and the Collections with respect thereto without the signature of the Seller where permitted by law.

(c) The Seller authorizes the Agent, after the occurrence and during the continuation of an Event of Termination or Incipient Event of Termination, to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security.

SECTION 4.06. Covenants of the Collection Agent and the Seller.

(a) Audits. The Collection Agent, the Seller and the Originators will, from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives (including independent public accountants, which may be SPX’s independent public accountants),

(i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Collection Agent, the Seller or any of the Originators,

(ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Collection Agent, the Seller or any of the Originators relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and

(iii) to visit the offices and properties of the Collection Agent, the Seller or the Originators for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Collection Agent’s performance hereunder with any of the officers or employees of the Collection Agent, the Seller or any of the Originators having knowledge of such matters.

In addition, upon the Agent’s request at least once per year, the Seller will, at its expense, appoint independent public accountants (which may, with the consent of the Agent, be SPX’s regular independent public accountants), or utilize the Agent’s representatives or auditors, to prepare and deliver to the Agent a written report (not constituting an opinion) with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Agent. Any such review shall be scheduled at a time and conducted in a manner that is not disruptive to the business of the Originators or the Collection Agent. In any event, any expenses associated with

[CL-SPX Receivables Agreement]

an audit conducted at the Agent’s request pursuant to this Section 4.06(a) shall be subject to a cap per annum of $40,000.

(b) Change in Credit and Collection Policy. The Originators will not make any change in the Credit and Collection Policy that would materially impair the collectibility of any Pool Receivable or the ability of SPX (if it is acting as Collection Agent) to perform its obligations under this Agreement.

(c) In accordance with the foregoing, the Collection Agent and the Seller, at their expense, shall permit the Agent, or its agents or representatives to conduct an audit as set forth in Section 4.06(a) with respect to both Waukesha and Marley on or prior to October 31, 2003. Any expenses associated with the audit described in this Section 4.06(c) shall be subject to a cap of $40,000.

SECTION 4.07. Indemnities by the Collection Agent.

Without limiting any other rights that the Agent, any Investor, any Bank or any of their respective Affiliates or agents (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Collection Agent, the Collection Agent hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for uncollectible Receivables or (c) any taxes (other than Taxes or Other Taxes) incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):

(i) any representation or warranty or statement made by the Collection Agent under or in connection with this Agreement which shall have been incorrect in any material respect when made;

(ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation with respect to any Pool Receivable or Contract;

(iii) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement;

(iv) the commingling of Collections of Pool Receivables at any time by the Collection Agent with other funds;

(v) any action or omission by the Collection Agent reducing or impairing the rights of the Investors or the Banks with respect to any Pool Receivable or the value of any Pool Receivable;

[CL-SPX Receivables Agreement]

(vi) any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Collection Agent or its Affiliates in servicing, administering or collecting any Receivable;

(vii) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool as a result of the collection activities with respect to such Receivable by the Collection Agent other than as a result of bankruptcy or other financial inability of the Obligor; or

(viii) any investigation, litigation or proceeding related to the conduct of due diligence in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby.

SECTION 4.08. Representations and Warranties of the Collection Agent.

The Collection Agent represents and warrants as follows:

(a) The Collection Agent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect.

(b) The execution, delivery and performance by the Collection Agent of this Agreement and any other Transaction Document to be delivered by it (i) are within the Collection Agent’s corporate powers, (ii) have been duly authorized by all necessary corporate action and (iii) do not contravene (1) the Collection Agent’s charter or by-laws, (2) any law, rule or regulation applicable to the Collection Agent, (except where such contravention would not cause a Material Adverse Effect) (3) any contractual restriction binding on or affecting the Collection Agent or its property, the contravention of which would have a Material Adverse Effect on the Collection Agent or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Collection Agent or its property. This Agreement has been duly executed and delivered by the Collection Agent.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of this Agreement or any other document to be delivered by it hereunder.

(d) This Agreement constitutes the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) If the Collection Agent is SPX or one of its Affiliates, each Monthly Report, information, exhibit, financial statement, document, book, record or report furnished or

[CL-SPX Receivables Agreement]

to be furnished at any time by or on behalf of SPX to the Agent, the Investors or the Banks in connection with this Agreement is correct in all material respects as of its date or (except as otherwise disclosed to the Agent, the Investors or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(f) If the Collection Agent is SPX or one of its Affiliates, the consolidated balance sheet of SPX and its Subsidiaries as of December 31, 2002, and the related consolidated statements of income and retained earnings of SPX and its Subsidiaries for the fiscal year ended December 31, 2002, copies of which have been furnished to the Agent, fairly present, in all material respects, the financial condition of SPX and its Subsidiaries as of such date and the results of the operations of SPX and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since the end of its most recent fiscal year ended December 31, 2002 there has been no material adverse change in the business, operations, property or financial condition of SPX that could reasonably be expected to affect the value or collectability of the Receivables Interest.

(g) There is no pending or, to the Collection Agent’s best knowledge, threatened action or proceeding affecting the Collection Agent and its Subsidiaries before any court, governmental agency or arbitrator that could reasonably be expected to affect the value or collectibility of the Receivables Interest, or the ability of the Collection Agent to perform its obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of the Transaction Documents; neither the Collection Agent nor any of its Subsidiaries is in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders which defaults are not material to the financial condition or operations of the Collection Agent and its Subsidiaries, taken as a whole.

ARTICLE V

THE AGENT

SECTION 5.01. Authorization and Action.

Each Investor and each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

SECTION 5.02. Agent’s Reliance, Etc.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Investor or Bank for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent’s servicing, administering or collecting Pool Receivables as Collection Agent), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent:

[CL-SPX Receivables Agreement]

(a) may consult with legal counsel (including counsel for the Seller, the Originators or the Collection Agent), independent certified public accountants and other experts selected by it and shall not be liable to any Investor or Bank for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(b) makes no warranty or representation to any Investor or Bank (whether written or oral) and shall not be responsible to any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller, the Originators or the Collection Agent or to inspect the property (including the books and records) of the Seller or the Collection Agent;

(d) shall not be responsible to any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 5.03. Credit Lyonnais and Affiliates.

With respect to any Receivable Interest or interest therein owned by it, Credit Lyonnais shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent. Credit Lyonnais and any of its Affiliates may generally engage in any kind of business with the Seller, the Collection Agent, any of the Originators or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent, any of the Originators or any Obligor or any of their respective Affiliates, all as if Credit Lyonnais were not the Agent and without any duty to account therefor to the Investors or the Banks.

SECTION 5.04. Bank’s Purchase Decision.

Each Bank acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

[CL-SPX Receivables Agreement]

ARTICLE VI

MISCELLANEOUS

SECTION 6.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement and no consent to any departure by the Seller or the Collection Agent therefrom shall be effective unless in a writing signed by the Agent, as agent for the Investors and the Banks, and, in the case of any amendment, also signed by the Seller; provided, however, that no amendment shall, unless signed by the Collection Agent in addition to the Agent, affect the rights or duties of the Collection Agent under this Agreement; and provided, further, that any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Investors, the Banks, the Agent, the Collection Agent or the Seller to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 6.02. Notices, Etc.

All notices, demands, consents, requests and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic transmission), shall be personally delivered, express couriered, electronically transmitted (in which case receipt shall be confirmed by telephone and a hard copy shall also be sent by regular mail) or mailed by registered or certified mail and shall, unless otherwise expressly provided herein, be effective when received at the address specified below for the listed parties or at such other address as shall be specified in a written notice furnished to the other parties hereunder.

If to the Seller:

SPX RECEIVABLES, LLC

c/o SPX CORPORATION

13515 Ballantyne Corporate Place

Charlotte, NC 28277

Attention:	Steve Klueg, Assistant Treasurer
Tel. No.:	(704) 752-7445
Facsimile No.:	(704) 752-7480

If to the Collection Agent:

SPX CORPORATION

13515 Ballantyne Corporate Place

Charlotte, NC 28277

Attention:	Steve Klueg, Assistant Treasurer
Tel. No.:	(704) 752-7445
Facsimile No.:	(704) 752-7480

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If to the Agent:

CREDIT LYONNAIS NEW YORK BRANCH

1301 Avenue of the Americas

New York, NY 10019

Attention:	Matthew Croghan
Tel. No.:	(212) 261-7819
Facsimile No.:	(212) 459-3258

If to the Issuer:

ATLANTIC ASSET SECURITIZATION CORP.

c/o CREDIT LYONNAIS NEW YORK BRANCH

1301 Avenue of the Americas

New York, NY 10019

Attention:	Matthew Croghan
Tel. No.:	(212) 261-7819
Facsimile No.:	(212) 459-3258

If to the Bank:

CREDIT LYONNAIS NEW YORK BRANCH

1301 Avenue of the Americas

New York, NY 10019

Attention:	Matthew Croghan
Tel. No.:	(212) 261-7819
Facsimile No.:	(212) 459-3258

SECTION 6.03. Assignability.

(a) Subject to clause (f) of this Section 6.03, this Agreement and the Investors’ rights and obligations herein (including ownership of each Receivable Interest) shall be assignable by the Investors and their successors and assigns. Each assignor of a Receivable Interest or any interest therein shall notify the Agent and the Seller of any such assignment. Each assignor of a Receivable Interest may, in connection with the assignment or participation, disclose to the assignee or participant any information, relating to the Seller or the Receivables, which was furnished to such assignor by or on behalf of the Seller or by the Agent; provided that, prior to any such disclosure, the assignee or participant agrees in writing (for which the Seller is an intended third party beneficiary) to preserve the confidentiality of any confidential information relating to the Seller received by it from any of the foregoing entities.

(b) Subject to clause (f) of this Section 6.03, each Bank may assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests or interests therein owned by it). The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance. In addition and not

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withstanding clause (f) of this Section 6.03, Credit Lyonnais or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller or the Agent.

(c) This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns.

(d) Neither the Seller nor the Collection Agent may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

(e) Without limiting any other rights that may be available under applicable law, the rights of the Investors may be enforced through them or by their agents.

(f) Any assignment pursuant to clause (a), (b) or (c) of this Section 6.03, other than to an affiliate of the assignor, shall be subject to the prior approval of the Seller; provided, however, that such approval will be deemed to have been given unless:

(i) reasonable objection to such proposed assignment is delivered in writing to the Agent, within ten (10) days of receiving notice of such proposed assignment,

(ii) an alternative assignee, that is an Eligible Assignee is proposed by the Seller,

(iii) such alternative Eligible Assignee is reasonably acceptable to the Agent, and

(iv) such alternative Eligible Assignee agrees to accept the proposed assignment on the terms and conditions set forth in this agreement and the other related agreement.

(g) No Transferee that holds a participation shall receive any greater amount with respect to such participation pursuant to Section 1.08 or Section 1.10 of this Agreement than the Investor or Bank from whom such participation was transferred would have been entitled to receive in respect of the amount of the participation transferred by such Investor or Bank to such participant had no such transfer occurred.

SECTION 6.04. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under Section 3.01 hereof, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including, subject to the limitations provided elsewhere in this Agreement, periodic auditing of Receivables) of this Agreement, any asset purchase agreement or similar agreement relating to the sale or transfer of interests in Receivable Interests and the other documents and agreements to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Issuer, Credit Lyonnais and their respective Affiliates and agents with

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respect thereto and with respect to advising the Agent, the Issuer, Credit Lyonnais and their respective Affiliates and agents as to their rights and remedies under this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, the Investors, the Banks and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder excluding, however, any costs of enforcement on collection of Receivables.

(b) In addition, the Seller shall pay, to the extent not included in the calculation of Yield, (i) any and all commissions of placement agents and commercial paper dealers in respect of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest and (ii) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of the Issuer’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest up to maximum amount of $2,000 for any calendar year.

SECTION 6.05. No Proceedings.

Each of the Seller, the Originators, the Agent, the Collection Agent, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against, or join any other Person in instituting against, the Issuer any proceeding of the type referred to in paragraph (g) of Exhibit V for one year and one day after the latest maturing commercial paper note issued by the Issuer is paid in full.

SECTION 6.06. Confidentiality.

(a) Unless otherwise required (in SPX’s judgment) by applicable law, rule, regulation or judicial order or decree the Seller agrees to maintain the confidentiality of this Agreement (and all drafts thereof) in communications with third parties; provided that this Agreement (and all drafts thereof) may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent, or (b) such of SPX’s Affiliates, employees, officers and directors and legal, accounting and other advisors and existing lenders who have a need to know such information (or a need to review any such documents or forms of documents in connection with SPX’s or their evaluation of the subject transaction), are informed by SPX of the confidential nature of the information and are subject to appropriate confidentiality restrictions. The Agent acknowledges that after closing of the initial transactions contemplated hereby, SPX will file material agreements (including this Agreement) with the Securities and Exchange Commission. Notwithstanding anything herein to the contrary, information required to be kept confidential shall not include and any party hereto (and each employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, information relating to the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that relate to such tax treatment and tax structure.

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(b) The Agent, Issuer, each Bank and any assignee, participant or successor in interest thereto agrees to maintain the confidentiality of any information obtained from or about SPX and its affiliates, except as may be required by applicable law or regulation or by any court, regulatory body or governmental agency having jurisdiction over the Agent.; provided that information obtained from or about SPX and its affiliates may be disclosed to: (a) its officers, directors, employees, outside auditors and Affiliates who have a need to know or review such information and agree to hold such information confidential, (b) third parties who agree in writing to hold such information confidential, (c) any other commercial paper conduit administered by Credit Lyonnais, (d) any current or prospective participant in the commercial paper program of the Issuer including but not limited to representatives of rating agencies, liquidity providers, commercial paper placement agents and commercial paper dealers, in each case, who have agreed to hold such information confidential.

SECTION 6.07. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE INVESTORS AND THE BANKS IN THE RECEIVABLES, AND IN THE OTHER ITEMS DESCRIBED IN SECTION 1.09 OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 6.08. SUBMISSION TO JURISDICTION.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS SITED IN NEW YORK COUNTY OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

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SECTION 6.09. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE PURCHASES OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

SECTION 6.10. Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 6.11. Construction of the Agreement.

The parties hereto intend that the purchase and sale of Receivable Interests from the Seller be treated as a sale of such Receivable Interests and the proceeds thereof. However, if a determination is made that such transfer shall not be so treated, this Agreement shall be deemed to constitute a security agreement and the transactions effected hereby shall be deemed to constitute a secured financing in each case under applicable law and to that end, the Seller, pursuant to Section 1.09 hereof, grants to the Agent, for the benefit of the Investors and the Banks, a security interest in and to any and all Receivables, all Related Security with respect to such Receivables and all Collections with respect thereto to secure its obligations hereunder.

SECTION 6.12. Survival of Termination.

The provisions of Sections 1.08, 1.10, 3.01, 4.07 and 6.04 through 6.16, inclusive, shall survive any termination of this Agreement.

SECTION 6.13. Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 6.14. Excess Funds.

No Issuer shall be obligated to pay any amount pursuant to this Agreement unless the Issuer has excess cash flow from operations or has received funds with respect to such obligation which may be used to make such payment and which funds or excess cash flow are not required to repay when due its Commercial Paper Notes or other short-term funding backing its Commercial Paper Notes. Any amount which an Issuer does not pay pursuant to the operation

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of the preceding sentence shall not constitute a claim, as defined in Section 101(5) of the United States Bankruptcy Code, against such Issuer for any such insufficiency unless and until such Issuer does have excess cash flow or excess funds.

SECTION 6.15. No Recourse.

The obligations of the Issuer under this Agreement are solely the corporate obligations of the Issuer. No recourse shall be had for the payment of any amount owing by the Issuer under this Agreement, or for the payment by the Issuer of any other obligation or claim of or against the Issuer arising out of or based on this Agreement, against Lord Securities Corporation, a Delaware corporation (“Lord”) or against any stockholder, employee, officer, director or incorporator of the Issuer. For purposes of this Section, the term “Lord” shall mean and include Lord and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, that the Issuer shall not be considered to be an affiliate of Lord for purposes of this Section.

SECTION 6.16. United States Federal Income Tax Treatment.

Each of the Seller, the Agent, the Collection Agent, each Investor, each Bank, and each Transferee, if any, agrees to treat (i) each transfer of a Receivable Interest by Seller in exchange for Capital with respect to such Receivable Interest pursuant to Article 1 of this Agreement as a loan of such Capital to Seller secured by such Receivable Interest and (ii) Seller’s payment of Yield to each Investor, each Bank, or each Transferee, if any, as a payment of interest, in the case of (i) and (ii), for all United States federal income tax purposes and neither the Seller, the Agent, the Collection Agent, any Investor, and Bank, nor any Transferee shall take any action inconsistent with such treatment for United States federal income tax purposes.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	SPX RECEIVABLES, LLC

	By:	/s/ Christopher J. Kearney
	Name:	Christopher J. Kearney
	Title:	Vice President and Secretary

COLLECTION	SPX CORPORATION
AGENT:

	By:	/s/ Christopher J. Kearney
	Name:	Christopher J. Kearney
	Title:	Vice President, Secretary and General Counsel

ISSUER:	ATLANTIC ASSET SECURITIZATION CORP.

	By:	CREDIT LYONNAIS NEW YORK BRANCH, as Attorney-in-Fact

	By:	/s/ Michael Guarda
	Name:	Michael Guarda
	Title:	Vice President

	By:	/s/ Kostantina Kourmpetis
	Name:	Kostantina Kourmpetis
	Title:	Director

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AGENT:	CREDIT LYONNAIS NEW YORK BRANCH

	By:	/s/ Michael Guarda
	Name:	Michael Guarda
	Title:	Vice President

	By:	/s/ Kostantina Kourmpetis
	Name:	Kostantina Kourmpetis
	Title:	Director

BANK:	CREDIT LYONNAIS NEW YORK BRANCH

	By:	/s/ Michael Guarda
`	Name:	Michael Guarda
	Title:	Vice President

	By:	/s/ Kostantina Kourmpetis
	Name:	Kostantina Kourmpetis
	Title:	Director

Percentage: 100%

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EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or, as used in Sections 3.01, 4.07, 5.03, 5.04 and 6.04, is a director or officer of such Person.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Aged Receivables Ratio” means the percentage equivalent of a fraction, computed as of the last day of each Fiscal Month, obtained by dividing (a) the sum of the Outstanding Balance of Pool Receivables which were 61 to 90 days past due as of the last day of such Fiscal Month and (without duplication) the Outstanding Balance of Pool Receivables which, consistent with the Credit and Collection Policy, either were written off as uncollectible during such month or the obligor of which has filed for bankruptcy, by (b) the average of the aggregate dollar amount of Pool Receivables created during the fourth, fifth and sixth Fiscal Months prior to the most recent month-end.

“Agent” has the meaning specified in the preamble of this Agreement.

“Agent’s Account” means the special account (account number 01-25680-0001-00-001) of the Agent maintained at the office of Credit Lyonnais, New York Branch, ABA 026008073.

“Agreement” means this Receivables Purchase Agreement dated as of April 24, 2003 by and among the Seller, the Collection Agent, the Issuer and Credit Lyonnais.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest determined by Credit Lyonnais in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that Credit Lyonnais charges any corporate customer); and

(b) the Federal Funds Rate plus 2.00%.

“Assignee Rate” for any Receivables Interest that is not funded with issuance of Commercial Paper Notes, Fixed Period for any Receivable Interest means an interest rate per

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annum equal to 2.50% above the Eurodollar Rate (Reserve Adjusted) for such Fixed Period; provided, however, that in the case of

(a) any Fixed Period on or after the first day on which an Investor or Bank shall have notified the Agent that:

(i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest at the rate set forth above (and such Investor or Bank shall not have subsequently notified the Agent that such circumstances no longer exist),

(ii) dollar deposits in the relevant amounts and for the relevant Fixed Period are not available,

(iii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (Reserve Adjusted) for the relevant Fixed Period or

(iv) the Eurodollar Rate (Reserve Adjusted) determined pursuant hereto does not accurately reflect the cost to the Investors or the Banks (as conclusively determined by the Agent) of maintaining Receivable Interests during such Fixed Period,

(b) any Fixed Period of one to and including 29 days (other than a Fixed Period which corresponds to the month of February or which begins on a day in the month of February and runs to the numerically corresponding day of the following month),

(c) any Fixed Period as to which the Agent does not receive notice that the related Receivable Interest will not be funded by issuance of commercial paper prior to 12:01 p.m. (New York City time) on the third Business Day preceding the first day of such Fixed Period, or

(d) any Fixed Period for a Receivable Interest the Capital of which allocated to the Investors or Banks is less than $500,000,

the “Assignee Rate” for each such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Fixed Period; provided, further, that after the occurrence and during the continuation of an Event of Termination, the “Assignee Rate” for each Fixed Period shall be an interest rate per annum equal to 2% plus the Alternate Base Rate in effect on the first day of such Fixed Period.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank and an Eligible Assignee and approved by the Agent, pursuant to which such Eligible Assignee may become a party to the Agreement as a Bank.

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“Bank Commitment” of any Bank means, (a) with respect to Credit Lyonnais, $130,000,000 or such amount as reduced by any Assignment and Acceptance entered into with other Banks; or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of the Agreement shall reduce ratably (or terminate) each Bank’s Bank Commitment.

“Banks” means Credit Lyonnais and each Eligible Assignee that shall become a party to the Agreement pursuant to Section 6.03.

“Business Day” means any day on which (i) banks are not authorized or required to close in New York City and (ii) if this definition of “Business Day” is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

“Canadian Receivables” means at any time of determination an Eligible Receivable the Obligor of which is an Eligible Canadian Obligor.

“Capital” of each Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase by the Issuer or a Bank pursuant to the Agreement, or such amount divided or combined in accordance with Section 1.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 1.04(d) of the Agreement; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Collection Agent” means at any time the Person then authorized pursuant to Article IV to service, administer and collect Pool Receivables.

“Collection Agent Fee” has the meaning specified in Section 1.05(a).

“Collection Agent Fee Reserve” for any Receivable Interest at any time means the sum of (a) the unpaid Collection Agent Fee relating to such Receivable Interest accrued to such time, plus (b) an amount equal to the product of (i) the aggregate Pool Receivables relating to such Receivable Interest on such date, (ii) the percentage per annum at which the Collection Agent Fee is accruing on such date, and (iii) a stress factor of two and a quarter (2.25) and (iv) a fraction having the Days Sales Outstanding as its numerator and 360 as its denominator.

“Collections” means, with respect to any Receivable, (a) all funds which are received by the Seller or the Collection Agent in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other party directly or indirectly liable for the payment of such Receivable and available to be applied thereon), (b) all

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Collections deemed to have been received pursuant to Section 1.04 and (c) all other cash proceeds of such Receivable.

“Commercial Paper Notes” means short-term promissory notes issued or to be issued by each Issuer to fund or maintain its purchases or its investments in other financial assets.

“Commitment Termination Date” means the earliest of (a) the Facility Termination Date, (b) the date determined pursuant to Section 2.02, (c) the date the Purchase Limit reduces to zero and (d) unless extended pursuant to Section 1.01(d), April 22, 2004.

“Concentration Percentage” for any Obligor means the percentage set forth in Annex B relating to the credit rating of such Obligor; provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Percentage shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor.

“Contract” means an agreement between an Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Seller or any of the Originators, as the case may be, in effect on the date of the Agreement and described in Annex C hereto, as modified in compliance with the Agreement.

“Days Sales Outstanding” means the product of (a) the number of days in the month most recently ended and (b) the amount obtained by dividing (i) the Outstanding Balance of Pool Receivables on the last day of such Fiscal Month by (ii) the aggregate dollar amount of Pool Receivables created during such Fiscal Month.

“Debt” means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practice), (d) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above.

“Default Ratio” means the percentage equivalent of a fraction, computed as of the last day of each Fiscal Month, obtained by dividing (a) the aggregate Outstanding Balance of all Receivables that were Defaulted Receivables on the last day of each such Fiscal Month by (b) the aggregate Outstanding Balance of all Receivables on such day.

“Defaulted Receivable” means a Receivable:

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(a) as to which any payment, or part thereof, remains unpaid for 91 or more days from the original due date for such payment;

(b) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (h) of Exhibit V; or

(c) which, consistent with the Credit and Collection Policy, would be written off as uncollectible.

“Deferred Purchase Price” has the meaning specified in the Purchase and Contribution Agreement.

“Delinquency Ratio” means the percentage equivalent of a fraction, computed as of the last day of each Fiscal Month, obtained by dividing (a) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables as of the last day of such month by (b) the aggregate Outstanding Balance of all Receivables on such day.

“Delinquent Receivable” means a Receivable that:

(a) is not a Defaulted Receivable, and

(b) as to which any payment, or part thereof, remains unpaid for 61 to 90 days from the original due date for such payment.

“Dilution” means, with respect to any Receivable other than any Defaulted Receivable, the aggregate amount of any non-cash reductions or adjustments in the Outstanding Balance of such Receivable as a result of any defective, rejected, returned, repossessed or foreclosed goods or services or any rebate, sales allowance, discount, disputed amount or other adjustment or setoff and also includes, but is not limited to any reductions or adjustments as a result of, any charges or fees paid to any collecting bank or financial institution in connection with the collection of Receivables paid using a credit card.

“Dilution Ratio” means the percentage equivalent of a fraction, computed as of the last day of each Fiscal Month, obtained by dividing (a) the aggregate dollar amount of Dilutions occurring during such Fiscal Month by (b) the aggregate amount of the Outstanding Balance of all Receivables as of the last day of such Fiscal Month.

“Dilution Reserve” for any Receivable Interest at any time means an amount equal to the Capital of such Receivable Interest on such date multiplied by the Dilution Reserve Percentage at such time.

“Dilution Reserve Percentage” means for any Receivable Interest at any time an amount equal to

((2.25 x Expected Dilution Ratio) + (Dilution Volatility)) x Dilution Horizon

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where:

Dilution Volatility =	(Dilution Spike - Expected Dilution Ratio) x (Dilution Spike divided by Expected Dilution Ratio)

Dilution Spike =	the highest Reserve Dilution Ratio as of the last day of each of the twelve Fiscal Months immediately preceding such day

Dilution Horizon =	the aggregate amount of newly generated Receivables during the most recent Fiscal Month divided by the Net Receivable Pool Balance as of the last day of the most recent Fiscal Month

Expected Dilution Ratio =	the average of the Reserve Dilution Ratio for each of the twelve Fiscal Months immediately preceding such day

Reserve Dilution Ratio =	the Dilutions of current Fiscal Month divided by the average aggregate dollar amount of sales for the current and preceding two (2) Fiscal Months

“Eligible Assignee” means Credit Lyonnais and any other Person the short term debt of which is rated A-1 or better by Standard & Poor’s and P-1 by Moody’s Investors Service, Inc. and which is otherwise reasonably acceptable to the Agent and SPX.

“Eligible Canadian Obligor” means an Obligor which is a resident of any Canadian province excluding Quebec, the Northwest Territories or Nunavut.

“Eligible Obligor” means, at the relevant time of determination, an Obligor that:

(i) is located within the United States or located within Canada; provided, however, that any such Obligor located in Canada (a) must be obligated to make payments under a Contract in denominations of United States dollars and (b) must be an Eligible Canadian Obligor;

(ii) is not the subject of bankruptcy or insolvency proceedings, whether voluntarily or involuntarily petitioned; and

(iii) is not an Affiliate or a direct or indirect Subsidiary of any of the Originators.

“Eligible Receivable” means, at the relevant time of determination, a Receivable:

(a) the Obligor of which is an Eligible Obligor;

(b) which is not a Defaulted Receivable or a Delinquent Receivable;

(c) which is an “account” within the meaning of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

[CL-SPX Receivables Agreement]

(d) which is denominated and payable in United States dollars in the United States;

(e) which arises under a Contract which:

(i) together with such Receivable, is in full force and effect, constitutes the legal, valid and binding obligation of the Obligor of such Receivable to pay a determinable amount and is not subject to any dispute, offset, set-off, counterclaim or defense whatsoever, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principals of equity; and

(ii) does not contain a confidentiality provision that purports to restrict the ability of the Investors, the Banks or their assignees to exercise their rights under the Agreement, including, without limitation, their right to review the Contract;

(f) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Seller, the applicable Originator or the Obligor is in violation of any such law, rule or regulation in any material respect;

(g) which was originated in the normal course of any Originator’s business and satisfies in all material respects any applicable requirements of the applicable Credit and Collection Policy;

(h) as to which, at or prior to the time of the initial creation of an interest therein under the Agreement, the Agent has not notified the Seller that such Receivable (or class of Receivables) in its reasonable determination is not acceptable for purchase based on credit-related factors by the Issuer or the Banks hereunder;

(i) which represents either (i) amounts earned by the applicable Originator and payable by the Eligible Obligor and such amounts are not subject to the performance of additional services by the Seller or any Originator or (ii) with respect to Receivables relating to Progress Payment Equipment, amounts earned and payable by the Obligor for progress payments in accordance with the terms of the related contract, notwithstanding the requirement of the performance of additional construction and/or services by the Seller or such Originator; provided, however, that such amounts shall not include amounts representing deposit payments;

(j) which the sale of undivided ownership interest in such Receivable by the Seller results in a first priority perfected security interest being granted to the Agent;

[CL-SPX Receivables Agreement]

(k) which the related Contract or invoice directs or otherwise requires the Obligor to submit payments to permitted lockboxes or other collection accounts;

(l) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation or require the Obligor thereunder to consent to the transfer, sale or assignment of the rights of the Seller or the Originator thereunder; and

(m) which has a payment term of less than 120 days.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“EST” means Edwards Systems Technology, Inc., a Connecticut corporation.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for such Fixed Period as of 11:00 A.M., London time, two Business Days before the first day of such Fixed Period, which appears on the display designated as “Page 3750” on the Telerate Service (or such other page as may replace “Page 3750” on that service for the purpose of displaying London interbank offered rates of major banks) (the “Telerate LIBO Page”); provided that if on any Business Day on which the Eurodollar Rate is to be determined, no offered rate appears on the Telerate LIBO Page, the Agent will request the principal London office of Credit Lyonnais (the “Eurodollar Reference Bank”), to provide the Agent with its quotation at approximately 11:00 A.M., London time, on such date of the rate per annum it offers to prime banks in the London interbank market for deposits in U.S. dollars for the requested Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period; if the Eurodollar Reference Bank does not furnish timely information to the Agent for determining the Eurodollar Rate, then the Eurodollar Rate shall be considered to be the Alternate Base Rate for such Fixed Period.

“Eurodollar Rate (Reserve Adjusted)” for any Investor or Bank for any Fixed Period means the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted)	=	Eurodollar Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, relative to each Fixed Period, a percentage (expressed as a decimal) applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve

[CL-SPX Receivables Agreement]

requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term comparable to such Fixed Period.

“Event of Termination” has the meaning specified in Exhibit V.

“Excess Concentration” means the sum of:

(i) the aggregate of the amounts, if any, by which the Outstanding Balances of the Eligible Receivables of each Obligor then in the Receivable Pool exceeds an amount equal to (a) the Concentration Percentage for such Obligor, multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool; and

(ii) the amounts, if any, by which the aggregate Outstanding Balance of the Eligible Receivables of all Eligible Canadian Obligors then in the Receivables Pool (other than amounts in excess of an Eligible Canadian Obligor’s applicable Concentration Percentage reflected in clause (i) above) exceeds 10% of the Outstanding Balance of all Eligible Receivables then in the Receivables Pool; and

(iii) the amounts, if any, by which the aggregate Outstanding Balance of the Eligible Receivables relating to Government Receivables then in the Receivables Pool exceeds 10% of the gross amount of all Pool Receivables; and

(iv) the amounts, if any, by which the aggregate Outstanding Balance of the Eligible Receivables then in the Receivables Pool (other than amounts in reflected in clauses (i), (ii) or (iii) above) that are required to be paid in full within (A) greater than 30 days but less than 90 days exceeds 22.5% of the Outstanding Balance of all Eligible Receivables then in the Receivables Pool, and (B) equal to or greater than 90 days but less than 120 days exceeds 2.5% of the Outstanding Balance of all Eligible Receivables then in the Receivables Pool; and

(v) the amounts, if any, by which the Progress Payment Equipment Balance exceeds (a) 20% of the Outstanding Balance of all Eligible Receivables then in the Receivables Pool (other than the amounts reflected in clauses (i), (ii), (iii) or (iv) above), if the long term credit rating of SPX is at least BB by Standard & Poor’s and Ba2 by Moody’s, (b) 8% of the Outstanding Balance of all Eligible Receivables then in the Receivables Pool (other than the amounts reflected in clauses (i), (ii), (iii) or (iv) above), if the long term credit rating of SPX is at least BB- by Standard & Poor’s or Ba3 by Moody’s, or (c) 0% of the Outstanding Balance of all Eligible Receivables then in the Receivables Pool (other than the amounts reflected in clauses (i), (ii), (iii) or (iv) above), if the long term credit rating of SPX is below BB- by Standard & Poor’s or Ba3 by Moody’s.

“Facility Termination Date” means the earliest of (a) April 24, 2006 or (b) the date determined pursuant to Section 2.02 or (c) the date the Purchase Limit reduces to zero pursuant to Section 1.01(b).

[CL-SPX Receivables Agreement]

“Federal Funds Rate” means, with respect to any day, the rate set forth in H.15(519) for that day opposite the caption “Federal Funds (Effective).” If on any date of determination, such rate is not published in H.15(519), such rate will be the rate set forth in Composite 3:30 P.M. Quotations for U.S. Government Securities for that day under the caption “Federal Funds/Effective Rate.” If on any date of determination, the appropriate rate is not published in either H.15(519) or Composite 3:30 P.M. Quotations for U.S. Government Securities, such rate will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York City prior to 9:00 a.m., New York City time, on that day.

“Fee Agreement” means the separate fee agreement, of even date herewith, between the Seller and the Agent, as the same may be amended or restated from time to time.

“Fiscal Month” means the corresponding fiscal month as shown on the fiscal calendar attached here to as Annex H, as the same may be updated from time to time by SPX by written notice from SPX to Agent.

“Fixed Period” means with respect to any Receivable Interest:

(a) initially the period commencing on the date of purchase of such Receivable Interest and ending such number of days as the Seller shall select and the Agent shall approve pursuant to Section 1.02, up to 30 days from such date; and

(b) thereafter each period commencing on the last day of the immediately preceding Fixed Period for such Receivable Interest and ending such number of days (not to exceed 30 days) as the Seller shall select and the Agent shall approve on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on such last day, except that if the Agent shall not have received such notice or approved such period on or before 11:00 A.M. (New York City time) on such last day, such period shall be one day;

provided that

(i) any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate shall be a period from one to and including 29 days, or a period of one, two or three months, as the Seller may select as provided above;

(ii) any Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that if Yield in respect of such Fixed Period is calculated by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same Fiscal Month as such day, such Fixed Period shall end on the next preceding Business Day);

[CL-SPX Receivables Agreement]

(iii) in the case of any Fixed Period of one day, (x) if such Fixed Period is the initial Fixed Period for a Receivable Interest, such Fixed Period shall be the day of purchase of such Receivable Interest; (y) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (z) if such Fixed Period occurs on a day immediately preceding a day which is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

(iv) in the case of any Fixed Period for any Receivable Interest which commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period which commences on or after the Termination Date for such Receivable Interest shall be of such duration as shall be selected by the Agent.

“Government Receivables” means at any time of determination an Eligible Receivable, the Obligor of which is the federal government of the United States, any state government or any agency, instrumentality or political or government subdivision thereof.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 3.01 of the Agreement.

“Indemnified Party” has the meaning specified in Section 3.01 of the Agreement.

“Investor” means each of the Issuer and all other owners by assignment or otherwise of a Receivable Interest or any interest therein and any Person which has been approved or deemed approved pursuant to Section 6.03(f) and which has entered into an agreement to purchase, undivided interests therein.

“Investor Rate” for any Fixed Period for any Receivable Interest means, to the extent the Issuer funds such Receivable Interest for such Fixed Period by issuing Commercial Paper Notes, the rate (or if more than one rate, the weighted average of the rates) (calculated on a basis consistent with Section 1.06(c)) at which commercial paper notes of the Issuer having a term equal to such Fixed Period and to be issued to fund such Receivable Interest is sold by any placement agent or commercial paper dealer selected by the Agent on behalf of the Issuer, as agreed between each such agent or dealer and the Agent and notice of which has been given by the Agent to the Collection Agent; provided if the rate (or rates) as agreed between any such agent or dealer and the Agent for any Fixed Period for any Receivable Interest is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) (calculated on a basis consistent with Section 1.06(c)) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum. Such Investor rate may

[CL-SPX Receivables Agreement]

also include amounts representing any and all commissions of placement agents and commercial paper dealers in respect of the related Commercial Paper Notes.

“Issuer” means Atlantic Asset Securitization Corp. and any permitted successor or assign of the Issuer that is a receivables investment company which in the ordinary course of its business issues commercial paper to fund its acquisition and maintenance of receivables.

“Liquidation Day” means, for any Receivable Interest, (a) each day during a Settlement Period for such Receivable Interest on which the conditions set forth on Exhibit II are not satisfied, (b) each day which occurs on or after the Termination Date for such Receivable Interest, (c) each day after the occurrence of a Facility Termination Date, and (d) each day during which an Event of Termination occurs after the receipt of any required notice of such Event of Termination from the Agent.

“Liquidation Fee” means, for any Fixed Period during which a Liquidation Day occurs, the amount, if any, by which (a) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (iv) of the definition thereof) which would have accrued during such Fixed Period on the reductions of Capital of the Receivable Interest relating to such Fixed Period had such reductions remained as Capital, exceeds (b) the income, if any, received for receivable upon investment in securities representing direct obligations of the United States having comparable maturities by the Investors’ or Banks’ investing the proceeds of such reductions of Capital.

“Lock-Box Account” means an account maintained at a bank or other financial institution for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, in substantially the form of Annex C (or as approved by the Agent), between the Seller, an Originator, the Collection Agent, the Agent and each Lock-Box Bank, as the same may be amended from time to time with the written consent of the Agent.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Ratio” means for any Fiscal Month the ratio determined by dividing the aggregate amount of newly generated Pool Receivables for the most recent three Fiscal Months by the Net Receivable Pool Balance as of the last day of each such Fiscal Month.

“Loss Reserve” means, for any Receivable Interest on any date, an amount equal to the Outstanding Balance of Net Receivables Pool Balance multiplied by the Loss Reserve Percentage.

“Loss Reserve Percentage” means, for any Receivable Interest on any date, the greater of:

(a) Loss Ratio multiplied by Loss Horizon Ratio multiplied by 2.25; and

[CL-SPX Receivables Agreement]

(b) Minimum Loss Reserve

Loss Ratio =    the highest three Fiscal Month rolling average Aged Receivable Ratio in the most recent 12 Fiscal Months ended prior to such date.

Minimum Loss Reserve = 12%

“Marley” means Marley Cooling Technologies, Inc., a Delaware corporation.

“Material Adverse Effect” means, with respect to any Person, any material adverse effect on (i) the validity or enforceability of this Agreement, the Contracts or any other Transaction Document; (ii) the business, operations or other financial condition of such Person, or (iii) the ability of such Person to fulfill its obligation under the Agreement, the Contracts, taken as a whole, or any other Transaction Document.

“Monthly Report” means a report, in substantially the form of Annex F hereto, furnished by the Collection Agent to the Agent pursuant to Article IV of the Agreement as such form may be amended by the Agent from time to time subject to the prior consent of the Collection Agent; provided, however, if the Collection Agent fails to object within 10 days following receipt of any material change to the form of Monthly Report, the Collection Agent will be deemed to have consented to such amendment.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” means at any time the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced by the amount of any Excess Concentrations.

“Obligor” means a Person obligated to make payments pursuant to a Contract; provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“Originators” means each of Transportation & Industrial Solutions (formerly Service Solutions), a division of SPX, Waukesha, Marley, EST and such parties that may be added as originators from time to time pursuant to the Purchase and Contribution Agreement.

“Other Corporations” means SPX and all of its Subsidiaries except the Seller.

“Other Taxes” has the meaning set forth in Section 1.10(b).

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Percentage” of any Bank means, (a) with respect to Credit Lyonnais, the percentage set forth on the signature page to the Agreement and (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s

[CL-SPX Receivables Agreement]

Percentage, in each case as such amount may be modified by an Assignment and Acceptance entered into between a Bank and an Eligible Assignee.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, unincorporated association, trust, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Progress Payment Equipment” means equipment that is subject to additional construction and/or services (other than any additional construction and/or services provided pursuant to warranty or similar obligations) to be performed by the related Originator.

“Progress Payment Equipment Balance” means

(i) for any Eligible Receivables that were originated by Waukesha relating to Progress Payment Equipment, at any time, an amount equal to

[Aggregate Progress Payment Equipment Billings for each Full Month]	+	[Partial Month Percentage multiplied by the Progress Payment Equipment Billings for the Partial Month]

Progress Payment Equipment Billings = the billings for Receivables originated by Waukesha relating to the Progress Payment Equipment in the applicable period.

Full Month = a full Fiscal Month in the Look Back Period.

Partial Month = the Fiscal Month corresponding to the oldest partial month in the Look Back Period.

Partial Month Percentage = (i) the number of Days Sales Outstanding reported for Waukesha in the Monthly Report, less the total number of days in each Full Month, divided by (ii) the total number of days in the Fiscal Month corresponding to the Partial Month.

Look Back Period = the total period of time comprised of each Full Month and the portion of the Partial Month that is calculated by converting the actual number of Days Sales Outstanding reported for Waukesha in the Monthly Report into Fiscal Months beginning with the Fiscal Month immediately preceding the Fiscal Month in which the Monthly Report is delivered and continuing backward in time; or

(ii) for any Eligible Receivables that were originated by Marley relating to Progress Payment Equipment, the aggregate Outstanding Balance of such Eligible Receivables; provided, however, that if the Collection Agent is unable to calculate the amount of Eligible Receivables relating to Progress Payment Equipment, the “Progress Payment Equipment Balance” shall be deemed to equal:

[CL-SPX Receivables Agreement]

(A) on any date of determination on or before October 31, 2003, 0% of the Outstanding Balance of all Eligible Receivables originated by Marley; and

(B) on an date after October 31 2003, 100% of the Outstanding Balance of all Eligible Receivables originated by Marley.

“Purchase and Contribution Agreement” means the Purchase and Contribution Agreement, dated the date of the Agreement, by and among SPX, as seller, the Seller, as purchaser and the Originators, as the same may be amended, modified or restated from time to time.

“Purchase Limit” means $130,000,000, as such amount may be reduced pursuant to Section 1.01(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 1.01(b), minus the then outstanding Capital of Receivable Interests under the Agreement.

“Purchase Request” means a request for an incremental purchase in the form of Annex A hereto.

“Receivable” means the indebtedness of any Obligor resulting from the provision or sale of goods or services by an Originator under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto which has been acquired by the Seller by purchase or by capital contribution pursuant to the Purchase and Contribution Agreement.

“Receivable Interest” means, at any time, an undivided percentage ownership interest in (a) each and every outstanding Pool Receivable, (b) all Related Security with respect to such Pool Receivable and (c) all Collections with respect to, and other proceeds of, such Pool Receivable and Related Security. Each undivided percentage interest shall be computed as

C + YR + LR + CAFR +DR
NRPB

where:

C	=	the Capital of each such Receivable Interest at the time of computation.

YR	=	the Yield Reserve of each such Receivable Interest at the time of computation.

LR	=	the Loss Reserve of each such Receivable Interest at the time of computation.

DR	=	the Dilution Reserve of each such Receivable Interest at the time of computation.

[CL-SPX Receivables Agreement]

CAFR	=	the Collection Agent Fee Reserve of each such Receivable Interest at the time of computation.
NRPB	=	the Net Receivables Pool Balance at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 1.03.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable.

“Related Security” means with respect to any Receivable:

(a) all of the Seller’s interest in any goods (including returned goods) relating to any sale giving rise to such Receivable;

(b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements authorized by an Obligor describing any collateral securing such Receivable;

(c) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(d) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) to the extent relating to such Receivable and the related Obligor.

“Replacement Bank” has the meaning set forth in Section 1.08(d) of the Agreement.

“Reserves” means the sum of (i) the Loss Reserve, (ii) the Dilution Reserve, (iii) the Yield Reserve, and (iv) the Collection Agent Fee Reserve.

“Schedule of Closing Documents” means the documents identified on Annex I hereto to be delivered on the Closing Date.

“Settlement Period” for any Receivable Interest means each period commencing on the first day and ending on the last day of each Fixed Period for such Receivable Interest and, on and after the Termination Date for such Receivable Interest, such period (including, without limitation, a period of one day) as shall be selected from time to time by the Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period.

[CL-SPX Receivables Agreement]

“SPX” means SPX Corporation, a Delaware corporation.

“SPX Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of October 6, 1998, as amended and restated as of December 27, 2002 among SPX, the Bank of Nova Scotia as syndication agent, Bank of America, N.A., Bank One N.A. and Wachovia Bank N.A. as documentary agents, JPMorgan Chase Bank, as Administrative Agent, and the other borrowers and lenders party thereto.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” of a specified Person means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such specified Person.

“Tangible Net Worth” means at any time an amount equal to (a) the Outstanding Balance of all Receivables plus cash and cash equivalents of the Seller, minus (b) the sum of (i) to the extent included in the Outstanding Balance of all Receivables, 100% of the Outstanding Balance of Defaulted Receivables, plus (ii) Capital, Yield Reserve, Loss Reserve and Collection Agent Fee Reserve, plus (iii) the Deferred Purchase Price.

“Taxes” has the meaning set forth in Section 1.10(a).

“Termination Date” for any Receivable Interest in the Pool Receivables means (a) in the case of a Receivable Interest owned by an Investor, the earlier of (i) the Business Day which the Seller or the Agent designates by notice to the other at least one Business Day in advance for such Receivable Interest in the Pool Receivables and (ii) the Facility Termination Date and (b) in the case of a Receivable Interest in the Pool Receivables owned by a Bank, the earlier of (i) the Business Day which the Seller so designates by notice to the Agent at least one Business Day in advance for such Receivable Interest in the Pool Receivables and (ii) the Commitment Termination Date.

“Three Month Default Ratio” means for any month, the three-month rolling average of the percentage equivalent of a fraction, computed as of the last day of each month, obtained by dividing (a) the aggregate Outstanding Balance of all Receivables that were Defaulted Receivables on the last day of each such month by (b) the aggregate Outstanding Balance of all Receivables on such day.

“Three Month Delinquency Ratio” means for any month, the three-month rolling average of the percentage equivalent of a fraction, computed as of the last day of each month, obtained by dividing (a) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables as of the last day of such month by (b) the aggregate Outstanding Balance of all Receivables on such day.

“Three Month Dilution Ratio” means for any month, the three-month rolling average of the percentage equivalent of a fraction computed as of the last day of each month,

[CL-SPX Receivables Agreement]

obtained by dividing (a) the aggregate dollar amount of Dilutions as of the last day of such month by (b) the aggregate Outstanding Balance of all Receivables on such day.

“Transaction Document” means any of the Agreement, the Fee Agreement, the Purchase and Contribution Agreement and all other agreements executed by SPX or its Subsidiaries and delivered to the Agent related hereto or thereto identified on the Schedule of Closing Documents and such other documents that are designated by agreement of the parties as “Transaction Documents.”.

“Transferee” means any Person to whom any Investor or Bank has transferred all or any portion of its rights and obligations under this Agreement by way of an assignment or participation as described in Section 10.03.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Waukesha” means Waukesha Electric Systems, Inc., a Wisconsin corporation.

“Yield” means:

(a) for each Receivable Interest for any Fixed Period to the extent the Issuer will be funding such Receivable Interest during such Fixed Period through the issuance of commercial paper,

IR x C x ED + LF

              360

(b) for each Receivable Interest for any Fixed Period, to the extent the Investors will not be funding such Receivable Interest during such Fixed Period through the issuance of commercial paper or the Banks will be funding such Receivable Interest,

AR x C x ED + LF

where:

AR	= the Assignee Rate for such Receivable Interest for such Fixed Period

C	= the Capital of such Receivable Interest during such Fixed Period

ED	= the actual number of days elapsed during such Fixed Period

IR	= the Investor Rate for such Receivable Interest for such Fixed Period

[CL-SPX Receivables Agreement]

LF	= the Liquidation Fee, if any, for such Receivable Interest for such Fixed Period;

provided that no provision of the Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve” for any Receivable Interest at any time means the sum of (a) the then accrued and unpaid Yield for such Receivable Interest and (b) an amount equal to the product of (i) a stress factor of 2.25, (ii) the Capital of such Receivable Interest on such date, (iii) the Alternate Base Rate for such Receivable Interest for a 30-day Fixed Period deemed to commence on such date and (iv) a fraction having Days Sales Outstanding as its numerator and 360 as its denominator.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

[CL-SPX Receivables Agreement]

EXHIBIT II

CONDITIONS OF PURCHASES

1. Conditions Precedent to Initial Purchase. The initial purchase of a Receivable Interest under the Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

(a) A certificate of the Secretary or Assistant Secretary (or equivalent) of the Seller and each Originator (other than TIS) certifying (i) copies of the resolutions of the Board of Managers or Board of Directors of the Seller and such Originator approving the applicable Transaction Documents, (ii) copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Transaction Documents, (iii) the operating agreements or by-laws of the Seller and (iv) the names and true signatures of the officers of the Seller and each Originator authorized to sign the Transaction Documents to be delivered by it hereunder and thereunder.

(b) A copy of the certificate of formation of the Seller, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of the Seller from such Secretary of State or other official, dated as of a recent date.

(c) Acknowledgment copies or time stamped receipt copies of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions necessary to perfect the ownership and security interests contemplated by the Agreement and the Purchase and Contribution Agreement.

(d) Acknowledgment copies, or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in (i) the Receivables or Related Security previously granted by the Seller or the Originators and (ii) the collateral security referred to in Section 1.09.

(e) Completed requests for information, dated on or before the date of such initial purchase, listing the financing statements referred to in clause (c) or clause (d) above and all other effective financing statements filed in the jurisdictions referred to in clause (c) or clause (d) above that name the Seller or the Originators as debtor, together with copies of such other financing statements (none of which shall cover any Receivables, Related Security or the collateral security referred to in Section 1.09).

(f) Copies of executed Lock-Box Agreements with the Lock-Box Banks.

(g) A favorable opinion of counsel for the Seller and the Originators, substantially in the form as the Agent may reasonably request, covering true sale, non-consolidation, UCC security interest creation, perfection and priority, and corporate matters.

[CL-SPX Receivables Agreement]

(h) An executed copy of the Fee Agreement.

(i) An executed copy of the Purchase and Contribution Agreement.

(j) A letter from the rating agencies rating the Issuer’s Commercial Paper Notes to the effect that the ratings of such Commercial Paper Notes will not be downgraded as a result of such purchase.

(k) Such other approvals, opinions, documents or reports, including without limitation all historical information relating to the Receivables sold by the Originators to the Seller, as the Agent may reasonably request.

2. Conditions Precedent to All Purchases and Reinvestments. Each purchase (including the initial purchase), and each reinvestment in, the Pool Receivables shall be subject to the further conditions precedent that:

(a) in the case of each purchase, the Collection Agent shall have delivered to the Agent on or prior to such purchase, in form and substance satisfactory to the Agent, a completed Monthly Report containing information covering the most recently ended Fiscal Month and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under paragraph (j) of Exhibit V would occur;

(b) on the date of such purchase or reinvestment pursuant to Section 1.04(b)(ii) of the Agreement, the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true), except that the statement in clause (iii) below is required to be true only if such purchase or reinvestment is by an Investor:

(i) the representations and warranties contained in Exhibit III are correct on and as of the date of such purchase or reinvestment as though made on and as of such date,

(ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination,

(iii) the Agent shall not have given the Seller at least one Business Day’s notice that the Investors have terminated the reinvestment of Collections in all or some Receivable Interests, and

(iv) SPX shall have sold or contributed to the Seller, pursuant to the Purchase and Contribution Agreement, all Receivables arising on or prior to such date, which SPX acquired from the Originators other than TIS in accordance with the terms of the Purchase and Contribution Agreement.

[CL-SPX Receivables Agreement]

(c) in the case of a purchase, the Seller shall have delivered to the Agent a Purchase Request at least three Business Days in advance.

[CL-SPX Receivables Agreement]

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants as follows:

(a) The Seller is an entity duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within the Seller’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene (1) the Seller’s certificate of formation or operating agreement, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the interest in favor of the Agent created pursuant to the Agreement); and no transaction contemplated by the Agreement requires compliance with any bulk sales act or similar law. Each of the Transaction Documents to which it is a party has been duly executed and delivered by the Seller.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party, except for the filing of UCC financing statements which are referred to therein.

(d) Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) The balance sheet of SPX and its Subsidiaries as at the end of its most recent fiscal year, and the related statements of income and retained earnings of SPX and its Subsidiaries for such fiscal year, copies of which have been furnished to the Agent, fairly present in all material respects the financial condition of SPX and its Subsidiaries as at such date and the results of the operations of each of SPX and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since the end of its most recent fiscal year there has been no material adverse change in the business, operations, property or financial or other condition of SPX and its Subsidiaries that could reasonably be expected to affect the value or collectibility of the Receivable Interest. The opening pro forma balance sheet of

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the Seller as at March 31, 2003, giving effect to the initial purchase to be made under the Agreement, a copy of which has been furnished to the Agent, fairly presents in all material respects the financial condition of the Seller as at such date, in accordance with generally accepted accounting principles (except that no footnote disclosures are required to be furnished), and since the formation of the Seller, there has been no material adverse change in the business, operations, property or financial or other condition of the Seller that could reasonably be expected to affect the value or collectibility of the Receivable Interest.

(f) There is no pending or threatened action or proceeding affecting any of the Originators or any of their Subsidiaries before any court, governmental agency or arbitrator which is reasonably likely to materially adversely affect the financial condition or operations of any of the Originators or any of their Subsidiaries that could reasonably be expected to affect the value or collectibility of the Receivable Interest or the ability of the Seller or any of the Originators to perform their respective obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of the Transaction Documents; none of the Originators nor any of their Subsidiaries are in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders which defaults are not material to the business or operations of the Originators and their Subsidiaries, taken as a whole.

(g) No use of the proceeds of any purchase or reinvestment hereunder will violate or result in a violation of the Securities Act of 1933, as amended, or the regulations issued pursuant thereto, or the Securities and Exchange Act of 1934, as amended, or the regulations issued pursuant thereto, or Regulation T, U or X promulgated by the Board of Governors’ of the Federal Reserve System.

(h) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security free and clear of any Adverse Claim. Upon each purchase of or reinvestment in a Receivable Interest, the Investors or the Banks, as the case may be, shall acquire a valid and perfected undivided percentage ownership interest or shall have acquired a valid and perfected first priority security interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to the Agreement, those filed by the Seller pursuant to the Purchase and Contribution Agreement and those filed by any Originator in connection with the transfers to the Seller.

(i) Each Monthly Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished at any time by or on behalf of the Seller to the Agent, the Investors or the Banks in connection with the Agreement, taken as a whole, is accurate in all material respects as of its date or (except as otherwise disclosed to the Agent, the Investors or the Banks, as the

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[CL-SPX Receivables Agreement]

case may be, at such time) as of the date so furnished, and no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(j) The jurisdiction of organization of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in paragraph (b) of Exhibit IV.

(k) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller at such Lock-Box Banks, are specified in Annex G hereto (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Agent in accordance with the Agreement).

(l) The Seller is not known by and does not use any tradename or doing-business-as name.

(m) The Seller was formed on April 16, 2003, and the Seller did not engage in any business activities prior to the date of the Agreement. The Seller has no Subsidiaries.

(n) (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur Debt or liabilities beyond the Seller’s abilities to pay such Debt and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(o) With respect to each Pool Receivable, the Seller (i) shall have received such Pool Receivable as a contribution to the capital of the Seller by SPX or (ii) shall have purchased such Pool Receivable from SPX in exchange for payment (made by the Seller to SPX in accordance with the provisions of the Purchase and Contribution Agreement) of cash, Deferred Purchase Price, or a combination thereof in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by SPX to the Seller and no such sale is voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

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EXHIBIT IV

COVENANTS

Until the latest of the Facility Termination Date, the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full:

(a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its existence as a limited liability company, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Transaction Documents.

(b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables (and all original documents relating thereto) at the address of the Seller set forth in Section 6.02 of the Agreement or, upon 30 days’ prior written notice to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest in the Pool Receivables and the other items contemplated by Section 1.09 have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will take all action reasonably necessary to cause the Collection Agent and the Originators to timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by them under the Contracts related to the Pool Receivables, and to timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and (except as permitted in clauses (e) and (f) below) the related Contract.

(d) Sales, Liens, Etc. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller’s undivided interest in any Pool Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Pool Receivables are sent, or assign any right to receive income in respect thereof, other than as specified in this Agreement and the other Transaction Documents.

[CL-SPX Receivables Agreement]

(e) Extension or Amendment of Receivables. Except as provided in Section 4.02(c), the Seller will not, and will not permit the Collection Agent to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract to the extent related thereto.

(f) Change in Business or Credit and Collection Policy. The Seller will not make or permit any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Agreement.

(g) Change in Payment Instructions to Obligors. The Seller will not make or permit any change in the instructions to Obligors regarding payments to be made to the Seller or the Collection Agent or payments to be made to any Lock-Box Bank, unless the Agent shall have received notice of and agreed to such change, other than a change related solely to instructions to Obligors to pay to a new Lock-Box Bank.

(h) Addition or Termination of Lock-Box Banks or Lock-Box Agreements. The Seller will not add or terminate or cause or permit the addition or termination of any bank as a Lock-Box Bank from those listed in Annex E to the Agreement or terminate any Lock-Box Agreement, unless the Agent shall have received notice of such addition or termination of a Lock-Box Bank, notice of the termination of the Lock-Box Account with any terminated Lock-Box Bank and executed copies of Lock-Box Agreements with each newly added Lock-Box Bank. The Seller will not permit any provision of any Lock-Box Agreement to be changed, amended, modified or waived without the prior written consent of the Agent.

(i) Deposits to Lock-Box Accounts. The Seller will deposit, or cause to be deposited, all Collections of Pool Receivables into Lock-Box Accounts. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.

(j) Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Pool Receivables and related Contracts with a legend evidencing that Receivable Interests related to such Pool Receivables and related Contracts have been sold in accordance with the Agreement.

(k) Reporting Requirements. The Seller will provide to the Agent (in multiple copies, if requested by the Agent) the following:

(i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of SPX, a balance sheet of SPX and its Subsidiaries as of the end of such quarter and a statement of income and retained earnings of SPX and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, treasurer or assistant treasurer of SPX;

[CL-SPX Receivables Agreement]

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of SPX, a copy of the annual report for such year for SPX and its Subsidiaries, containing financial statements for such year audited by Deloitte & Touche, LLP or other independent public accountants reasonably acceptable to the Agent;

(iii) as soon as possible and in any event within five days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer, treasurer or assistant treasurer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that any of the Originators send to any of their securityholders, and copies of all reports and registration statements that any of the Originators or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, reasonably be expected to result in the imposition of liability on the Seller in excess of $1,000,000 or, with respect to any Affiliate, in excess of $50,000,000;

(vi) at least ten Business Days prior to any change in the name, or change in or addition of a jurisdiction, of an Originator or the Seller, a notice setting forth the new name or jurisdiction and the effective date thereof and UCC3 amendments to all UCC1 financing statements filed in connection with the Agreement;

(vii) promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under the Purchase and Contribution Agreement;

(viii) so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that the Originators have stopped selling or contributing to the Seller, pursuant to the Purchase and Contribution Agreement, newly arising Receivables;

[CL-SPX Receivables Agreement]

(ix) at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of the chief financial officer or the treasurer or assistant treasurer of the Seller to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

(x) promptly after receipt thereof, copies of all consents requested from the Seller by, and all notices or other documents received by the Seller from, the Originators under the Purchase and Contribution Agreement;

(xi) promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request;

(xii) promptly after the Seller obtains knowledge thereof, notice of any (a) litigation, investigation or proceeding which may exist at any time between the Seller or an Originator and any governmental authority which, in either case, could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of the Seller or any of the Originators; (b) litigation or proceeding adversely affecting the Seller’s or any Originator’s ability to perform its obligations under a Transaction Document or (c) litigation or proceeding adversely affecting (i) the Seller or (ii) any of the Originators that could reasonably be expected to have a Material Adverse Effect on the collectibility of the Receivables;

(xiii) promptly after the occurrence thereof, notice of a change in the business, operations, property or financial or other condition of the Seller that would be reasonably likely to result in a Material Adverse Effect; and

(xiv) promptly after the Seller obtains knowledge thereof, the addition of any entity as a prospective originator and any corporate reorganization, mergers or acquisitions affecting any Originator including, but not limited to, any corporate spin-off or consolidation, the Seller will provide the Agent access to such information or documentation as may be requested to assess the credit quality of any receivables relating to any such originator to be sold or contributed by SPX pursuant to the Purchase and Contribution Agreement. The Seller will be responsible for any due diligence expenses associated with any such audit and review, provided that prior to the incurrence of any such costs, the Agent and the Seller will negotiate in good faith regarding the appropriateness of the scope of the due diligence review and a cap on such expenses.

(l) Corporate Separateness.

(i) The Seller shall at all times maintain at least one independent manager who (x) is not currently and has not been during the five years preceding

[CL-SPX Receivables Agreement]

the date of the Agreement an officer, director, manager or employee of, or a major vendor or supplier of services to, an Affiliate of the Seller or any Other Corporation, (y) is not a current or former officer or employee of the Seller and (z) is (except through a mutual fund or similar pooled investment vehicle) not a stockholder or equity owner of any Other Corporation or any of their respective Affiliates.

(ii) The Seller shall not direct or participate in the management of any other Person’s operations.

(iii) The Seller shall conduct its business from an office separate from that of any other Person (but which may be located in the same facility as one or more of the Other Corporations). The Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of any other Person.

(iv) The Seller shall at all times be adequately capitalized in light of its contemplated business.

(v) The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

(vi) The Seller shall maintain its assets and transactions separately from those of any other Person and the Seller shall reflect such assets and transactions in financial statements separate and distinct from those of any other Person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of any other Person, it being acknowledged that the Seller will be a Subsidiary reflected in the consolidated financial statements of SPX. The Seller shall hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from any other Person. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of any other Person.

(vii) The Seller shall not maintain any joint account with any Other Corporation or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any other Person. The membership interests of the Seller and any Debt (whether or not represented by promissory notes) of or issued by the Seller to SPX or any of its Subsidiaries may not be pledged to secure Debt of SPX or any Other Corporation.

(viii) The Seller shall not make any payment or distribution of assets with respect to any obligation of any other Person or grant an Adverse Claim on any of its assets to secure any obligation of any other Person.

(ix) The Seller shall not make loans, advances or otherwise extend credit to any other Person except as contemplated by the Agreement or the Purchase and Contribution Agreement.

[CL-SPX Receivables Agreement]

(x) The Seller shall to the extent required by applicable law hold regular duly noticed meetings (or authorize actions by unanimous written consent) of its Board of Managers and make and retain minutes of such meetings.

(xi) The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC1 financing statements, with respect to all assets (other than Receivables or interests therein acquired under the Purchase and Contribution Agreement) purchased from any of the Other Corporations.

(xii) The Seller shall not engage in any transaction with any other Person, except as permitted by the Agreement and as contemplated by the Purchase and Contribution Agreement.

(xiii) The Seller shall comply with (and cause to be true and correct) in all material respects each of the facts and assumptions contained in the “Assumptions of Fact” section of the opinion of bankruptcy counsel delivered pursuant to paragraph (g) of Exhibit II to the Agreement.

(xiv) The Seller will not commingle its funds or assets with those of any other person or entity. The Seller will provide separately for its expenses and liabilities from its own funds, and will fairly and reasonably allocate any expenses associated with services provided by common employees, office space, or other overhead and administrative expenses with any affiliate.

(xv) The Seller will not identify itself as a division of any other person or entity, and will hold itself out to creditors and the public as a legal entity separate and distinct from any other entity and will correct any known misunderstanding regarding its separate identity.

(xvi) The Seller will transact all business with affiliates on an arms’ length basis and pursuant to commercially reasonable agreements.

(xvii) After entering into the transactions contemplated by this Agreement and the Purchase and Contribution Agreement, the Seller will not transfer any of its assets to SPX other than (i) transfers for fair or reasonably equivalent consideration and without the intent to hinder, delay or defraud the Seller’s creditors, and (ii) distributions that are not fraudulent or in violation of applicable entity law. If, after entering into the transactions contemplated by this Agreement and the Purchase and Contribution Agreement, SPX transfers any of its assets to the Seller, the Seller will properly account for such transfers as capital contributions or sales made in accordance with the Purchase and Contribution Agreement and its Organizational Documents, as applicable.

(xviii) No loans will be made by the Seller to SPX except for the Deferred Purchase Price Note.

[CL-SPX Receivables Agreement]

(xix) The Seller will not incur any indebtedness except in accordance with the Transaction Documents.

(m) Purchase and Contribution Agreement. The Seller will not amend, waive or modify any provision of the Purchase and Contribution Agreement or waive the occurrence of any “Event of Termination” under the Purchase and Contribution Agreement, without in each case the prior written consent of the Agent. The Seller will perform all of its obligations under the Purchase and Contribution Agreement in all material respects and will enforce the Purchase and Contribution Agreement in accordance with its terms in all material respects.

(n) Nature of Business. The Seller will not engage in any business other than the purchase of Receivables, Related Security and Collections from the Originators and the transactions contemplated by the Agreement or the Purchase and Contribution Agreement. The Seller will not create or form any Subsidiary.

(o) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by the Agreement and the Purchase and Contribution Agreement.

(p) Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of equity security of the Seller, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interest of the Seller or any warrants, rights or options to acquire any such membership interest, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends or distributions on its membership interest to its members so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) the Seller would not be rendered insolvent as a result of such distribution, (iii) such dividends or distributions are in compliance with all applicable law including the limited liability company law of the state of the Seller’s formation, and (iv) such dividends or distributions have been approved by all necessary and appropriate limited liability company action of the Seller.

(q) Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to the Agreement and the Purchase and Contribution Agreement.

(r) Operating Agreement. The Seller will not amend or delete Articles I or IV of its certificate of formation or Articles 4, 9, or 10 of its operating agreement.

(s) Tangible Net Worth. The Seller will maintain Tangible Net Worth at all times equal to at least 3% of the Outstanding Balance of the Receivables at such time.

[CL-SPX Receivables Agreement]

EXHIBIT V

EVENTS OF TERMINATION

Each of the following, unless waived in writing by the Agent (other than as set forth in paragraphs (g) and (h) which cannot be waived), shall be an “Event of Termination”:

(a) The Collection Agent (if SPX or any of its Affiliates) or the Seller (i) shall fail to perform or observe in any material respect any term, covenant or agreement under the Agreement (other than as referred to in clause (ii) of this paragraph (a)) and such failure shall remain unremedied for five Business Days or (ii) shall fail to make when due any payment (other than as referred to in clause (ii) of paragraph (b), below) or deposit to be made by it under the Agreement; or

(b) After the occurrence of an Event of Termination or an Incipient Event of Termination, the Seller or any of the Originators shall fail (i) to transfer to the Agent when requested any rights, pursuant to the Agreement, which it then has as Collection Agent or (ii) to make any payment required under Section 1.04; or

(c) Any representation or warranty made or deemed made by the Collection Agent or any Affiliate thereof in its capacity as the Collection Agent (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document or any information or report taken as a whole delivered by the Collection Agent or any Affiliate thereof in its capacity as the Collection Agent pursuant to the Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d) Any representation or warranty made or deemed to be made by the Seller under or in connection with the Agreement or any other Transaction Document or any information or report taken as a whole delivered by the Seller shall prove to have been incorrect or untrue when made or deemed made or delivered; or

(e) The Seller or any of the Originators shall fail to perform or observe in any material respect any term, covenant or agreement contained in any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for ten days after written notice thereof shall have been given to the Seller by the Agent (or, with respect to a failure to deliver the Monthly Report pursuant to the Agreement, such failure shall remain unremedied for five days, without a requirement for notice); or

(f) The Seller, the Parent or any of the Originators shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $75,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such

[CL-SPX Receivables Agreement]

Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof excluding, however, any such prepayments, redemptions, conversions, repurchases or defeasements (or offers to do any of the foregoing) that are of the type that would not be an event of default under clause (g) of Article VII of the SPX Credit Agreement; or

(g) Any purchase or any reinvestment pursuant to the Agreement shall for any reason (other than pursuant to the terms hereof) cease to create a valid and perfected undivided percentage ownership or to constitute a future advance under a valid and perfected first priority security interest, or any Receivable Interest shall for any reason cease to be, a valid and perfected undivided percentage ownership or first priority security interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim; or the security interest created pursuant to Section 1.09 shall for any reason cease to be a valid first priority perfected security interest in the collateral security referred to in that section free and clear of any Adverse Claim; or

(h) The Seller, the Parent or any of the Originators shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or file a notice of intention to make a proposal to some or all of its creditors; or any proceeding shall be instituted by or against the Seller, SPX or any of the Originators seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, the Parent or any of the Originators shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

(i) As of the last day of any Fiscal Month (i) the Default Ratio shall exceed 10%, (ii) the Delinquency Ratio shall exceed 5%, (iii) the Dilution Ratio shall exceed 4.5%, (iv) the Three Month Default Ratio shall exceed 8%, (v) the Three Month Delinquency Ratio shall exceed 4%, or (vi) the Three Month Dilution Ratio shall exceed 3.5%; or

[CL-SPX Receivables Agreement]

(j) The Net Receivables Pool Balance shall for a period of two consecutive Business Days be less than 100% of the aggregate outstanding Capital of all Receivable Interests plus the Reserves; or

(k) There shall have occurred any change in the business, financial condition or operations of either the Seller or SPX and its Subsidiaries taken as a whole, since December 31, 2002 that materially adversely affects the collectibility of the Receivables Pool or the ability of the Seller or the Collection Agent to collect Pool Receivables or otherwise perform its obligations under the Agreement; or

(l) An “Event of Termination” or “Facility Termination Date” shall occur under the Purchase and Contribution Agreement, or the Purchase and Contribution Agreement shall cease to be in full force and effect; or

(m) All of the outstanding membership interests of the Seller shall cease to be owned, directly or indirectly, by SPX; or

(n) There shall have occurred any “change in control” (as defined in the SPX Credit Agreement) of SPX, the Seller, the Collection Agent or any of the Originators; or

(o) SPX shall fail to perform or observe any financial covenant of the SPX Credit Agreement as in effect as of the date hereof (it being understood that the financial covenant in the SPX Credit Agreement, as of the date hereof, is Section 6.01 of the SPX Credit Agreement), after giving effect to any subsequent amendments, supplements, modifications or waivers; provided, however, that if the Agent (or an Affiliate thereof) is no longer a party to the SPX Credit Agreement, any such amendment, supplement, modification or waiver must have been approved by the Agent as of the date thereof (which approval shall not be unreasonably withheld).

[CL-SPX Receivables Agreement]

ANNEX A

[Date]

[FORM OF PURCHASE REQUEST]

Credit Lyonnais New York Branch, as Agent

1301 Avenue of the Americas

New York, NY 10019

Attention: Florence Reyes

Fax: (212) 261 3448

Tel: (212) 261-7897

Re:	[SELLER]

Ladies and Gentlemen:

Reference is made to the Receivables Purchase Agreement dated as of April 24, 2003 (as amended, supplemented or otherwise, modified from time to time, the “Receivables Purchase Agreement”) among SPX Receivables, LLC (the “Seller”), SPX Corporation (the “Collection Agent”), Atlantic Asset Securitization Corp. and Credit Lyonnais New York Branch. Capitalized terms unless otherwise defined herein shall have the meanings set forth in the Receivables Purchase Agreement.

1. The Seller hereby requests a purchase of $             on                     , 20     (the “Purchase Date”) and an initial Fixed Period ending on             .

2. The Seller hereby certifies, represents and warrants to the Agent, the Investors and the Banks that on and as of the Purchase Date:

(a) all applicable conditions precedent set forth in Exhibit II to the Receivables Agreement have been satisfied;

(b) each of its representations and warranties contained in Exhibit III to the Receivables Agreement will be true and correct, in all material respects, as if made on and as of the Purchase Date;

(c) no event has occurred and is continuing, or would result from the requested purchase, that constitutes an Event of Termination or Incipient Event of Termination;

(d) the Facility Termination Date has not occurred; and

A-1

[CL-SPX Receivables Agreement]

(e) after giving effect to the purchase requested above, (i) the outstanding Capital is less than or equal to the Purchase Limit, and (ii) the aggregate of the Receivable Interests does not exceed 100%.

IN WITNESS WHEREOF, the Seller has caused this Purchase Request to be executed and delivered as of this      day of                     , 20    .

SPX RECEIVABLES, LLC

By:
Name:
Title:

A-2

[CL-SPX Receivables Agreement]

ANNEX B

CONCENTRATION PERCENTAGES

FOR ELIGIBLE RECEIVABLES

Short-term Rating of Obligor from Standard & Poor’s*	Short-term Rating of Obligor from Moody’s Investors Service*	Concentration Percentage
A1	P1	12%
A2	P2	6.0%
A3	P3	4.0%
not rated or non-investment grade	not rated or non-investment grade	2.0%

CONCENTRATION PERCENTAGES

FOR ELIGIBLE RECEIVABLES RELATING TO PROGRESS PAYMENT EQUIPMENT

Long-term Local Issuer Rating of SPX from Standard & Poor’s	Senior Implied Issuer Rating of SPX from Moody’s Investors Service	Concentration Percentage
BB	Ba2	20%
BB-	Ba3	8%
Below BB - or not rated	Below Ba3 or not rated	0%

*	If an Obligor has a split rating, the Concentration Percentage shall be based on the lower rating. If an Obligor does not have a short-term rating but has a long-term rating, the Concentration Percentage shall be based on the equivalent long-term ratings as indicated in the following charts:

B-1

[CL-SPX Receivables Agreement]

Moody’s Investors Service, Inc. Equivalent Long-Term Ratings

Long-Term	Short-Term
Aaa through A1	P-1
A2 through Baa1	P-2
Baa2 through Baa3	P-3
Below Baa3 or Not Rated by Moody’s	Not Rated

Standard & Poor’s Equivalent Long-Term Ratings

Long-Term	Short-Term
AAA through AA-	A-1+
A+	A-1
A through BBB+	A-2
BBB through BBB-	A-3
Below BBB - or Not	Not Rated

Rated by S&P

B-2